                                                                    Exhibit 10.9


                            ASSET PURCHASE AGREEMENT

                               February 20, 1997

                                      Among

                           OAK MOUNTAIN ENERGY, L.L.C.

                                     (Buyer)

                         OAK MOUNTAIN ENERGY CORPORATION
                              BOONE RESOURCES, INC.
                                KODIAK COAL, INC.
               CAHABA COAL ENGINEERING AND LAND SURVEYING, INC.
                       COAL HANDLING AND PROCESSING, INC.
                          MOUNTAINEER MANAGEMENT, INC.

                                    (Sellers)

                                 JIMMIE R. RYAN
                              DUANE STRANAHAN, JR.

                                 (Shareholders)

                                TABLE OF CONTENTS

                                    ARTICLE I
                           DEFINITIONS AND CONVENTIONS

      1.01    Defined Terms................................................  2
      1.02    Conventions..................................................  4

                                   ARTICLE II
                      SALE AND TRANSFER OF ASSETS; CLOSING

      2.01    Assets to be Acquired........................................  4
      2.02    Excluded Assets..............................................  6
      2.03    Purchase Price...............................................  6
      2.04    Allocation of Purchase Price.................................  7
      2.05    Assumed and Retained Liabilities.............................  7
      2.06    Closing......................................................  8
      2.07    Deliveries at the Closing....................................  8

                                   ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF SELLERS AND SHAREHOLDERS

      3.01    Organization and Good Standing............................... 12
      3.02    Authorization................................................ 12
      3.03    No Violation................................................. 12
      3.04    Capitalization; Ownership; Directors and Officers............ 13
      3.05    No Subsidiaries.............................................. 13
      3.06    No Options................................................... 13
      3.07    Financial Statements......................................... 14
      3.08    No Undisclosed Liabilities................................... 14
      3.09    Absence of Changes........................................... 15
      3.10    Condition and Sufficiency of Acquired Assets................. 16
      3.11    Accounts Receivable; Bank Accounts........................... 16
      3.12    Title to Acquired Assets; Liens.............................. 16
      3.13    Contracts.................................................... 18
      3.14    Permits and Licenses......................................... 19
      3.15    Intangible and Intellectual Property......................... 20
      3.16    Tax Matters.................................................. 20
      3.17    Litigation................................................... 21
      3.18    Insurance.................................................... 22
      3.19    Environmental Matters........................................ 23
      3.20    Employee Matters............................................. 26
      3.21    Labor Matters................................................ 27
      3.22    Workers' Compensation; Black Lung............................ 28

      3.23    Compliance with Law.......................................... 28
      3.24    Related Parties; Conflicts of Interest....................... 29
      3.25    Mining and Geological Information............................ 29
      3.26    Reclamation.................................................. 29
      3.27    Brokers or Finders........................................... 30
      3.28    Disclosure................................................... 30

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

      4.01    Corporate Organization and Standing.......................... 30
      4.02    Authorization................................................ 30
      4.03    No Violation................................................. 31
      4.04    Disclosure................................................... 31
      4.05    Brokers and Finders.......................................... 31
      4.06    Litigation................................................... 31
      4.07    Financial Statements......................................... 31


                                    ARTICLE V
                            COVENANTS BEFORE CLOSING

      5.01    Covenants of the Sellers and the Shareholders  Before the
              Closing...................................................... 32
      5.02    Covenants of the Buyer Before the Closing.................... 36

                                   ARTICLE VI
                                 OTHER COVENANTS

      6.01    Property Taxes............................................... 37
      6.02    Removal of Excluded Assets................................... 37
      6.03    Existing Citations........................................... 37
      6.04    Remedial Action.............................................. 37
      6.05    Transfer of Permits.......................................... 38
      6.06    Assigned Contracts........................................... 38
      6.07    Accounts Receivable.......................................... 39
      6.08    Sellers' Employees........................................... 39
      6.09    Specific Performance......................................... 39
      6.10    Expenses..................................................... 40
      6.11    Public Announcements......................................... 41
      6.12    Confidentiality; Return and Retention of Documents........... 41
      6.13    Further Assurances........................................... 41
      6.14    Covenant Not to Compete...................................... 41
      6.15    Delivery of Promissory Notes................................. 42
      6.16    Change of Name; Liquidation.................................. 42
      6.17    Buyer's Financial Statements................................. 42

                                   ARTICLE VII
                           CONDITIONS PRECEDENT TO THE
                  SELLERS' AND THE SHAREHOLDERS' PERFORMANCE

      7.01    Performance of Agreements.................................... 43
      7.02    Accuracy of Representations and Warranties................... 43
      7.03    Absence of Litigation and Proceedings........................ 43
      7.04    Hart Scott Rodino Act........................................ 43
      7.05    Authority.................................................... 43
      7.06    Deliveries................................................... 43
      7.07    Additional Documents......................................... 43
      7.08    Release of Liability......................................... 44
      7.09    Documents Delivered.......................................... 44
      7.10    Employment Agreements........................................ 44

                                  ARTICLE VIII
                CONDITIONS PRECEDENT TO THE BUYER'S PERFORMANCE

      8.01    Performance of Agreements.................................... 44
      8.02    Accuracy of Representations and Warranties................... 45
      8.03    Permits...................................................... 45
      8.04    Absence of Litigation and Proceedings........................ 45
      8.05    Documents Delivered.......................................... 45
      8.06    Material Adverse Changes..................................... 45
      8.07    Authority.................................................... 45
      8.08    No Prohibition............................................... 46
      8.09    Due Diligence................................................ 46
      8.10    Financing.................................................... 46
      8.11    Hart Scott Rodino Act........................................ 46
      8.12    Title Matters................................................ 46
      8.13    Deliveries................................................... 47
      8.14    Additional Documents......................................... 47
      8.15    Employment Agreements........................................ 47
      8.16    Title Due Diligence.......................................... 47

                                   ARTICLE IX
                                  TERMINATION

      9.01    Termination Events........................................... 47
      9.02    Effect of Termination........................................ 48

                                    ARTICLE X
                       SURVIVAL; INDEMNIFICATION; REMEDIES

      10.01   Survival..................................................... 49
      10.02   Indemnification and Reimbursement by the Sellers............. 49
      10.03   Indemnification and Reimbursement by the Buyer............... 49

      10.04   Limitations.................................................. 50
      10.05   Procedure for Indemnification C Third-Party Claims........... 52
      10.06   Procedure for Indemnification C Other Claims................. 54

                                   ARTICLE XI
                               GENERAL PROVISIONS

      11.01   Entire Agreement; Amendment.................................. 54
      11.02   Binding Effect and Benefit................................... 54
      11.03   Assignment................................................... 54
      11.04   Waiver....................................................... 54
      11.05   Severability................................................. 55
      11.06   Third Parties................................................ 55
      11.07   Governing Law................................................ 55
      11.08   Jurisdiction; Service of Process............................. 55
      11.09   Notices...................................................... 55
      11.10   Time of Essence.............................................. 56
      11.11   Headings..................................................... 56
      11.12   Counterparts................................................. 57

                               INDEX OF SCHEDULES

 Schedule
 Section
Reference                             Description
---------      ----------------------------------------------------------------

 1.01          Permitted Liens

 2.01(a)       The Owned Real Property

 2.01(b)       The Real Property Leases

 2.01(c)       The Real Property Contracts

 2.01(d)       The Tangible Personal Property

 2.01(e)       The Other Contracts

 2.01(f)       Inventories of Coal and Other Products or Goods

 2.01(g)       Accounts Receivable as of January 31, 1997

 2.01(j)       Intangible and Intellectual Property

 2.01(k)       Claims Relating to the Acquired Assets

 2.01(m)       Sellers' Bank Accounts

 2.02          The Excluded Assets

 2.03(d)       Purchase Price Adjustment

 2.04          Allocation of Purchase Price

 2.05(a)       The Assumed and Retained Liabilities

 3.01          Dates of Incorporation for the Sellers

 3.03          Consents and Approvals

 3.04          Ownership and Management of Sellers

 3.05          Sellers' Ownership and Interests in Other Entities

 3.06          Obligations as to Sellers' Stock

 Schedule
 Section
Reference                             Description
---------      ----------------------------------------------------------------

 3.07(A)       Audited Financial Statements of the Sellers

 3.07(B) The Sellers' Company Prepared Financial Statements as at December 31, 1996

 3.07(C)       Exceptions as to Preparation of Financial Statements

 3.09          Material Changes

 3.09(c)       Increases in Compensation

 3.12(a)(i)    Exceptions as to Title to the Acquired Assets

 3.12(a)(ii)   Map of the Real Property and Real Property Interests

 3.12(c)(i)    Exceptions to the Real Property Leases and Real Property
               Contracts

 3.12(c)(ii)   Defaults under the Real Property Leases and the Real
               Property Contracts

 3.12(d)       Adverse Claims

 3.12(e)       Lease Defaults and Forfeitures

 3.12(f)       Additional Ancillary Rights

 3.13          Defaults under Other Contracts

 3.14(a)       The Mining Permits

 3.14(b)       The Other Permits

 3.14(c)       Exceptions to the Required Permits

 3.16          Pending Tax Proceedings

 3.17(a)       Litigation and Proceedings

 Schedule
 Section
Reference                             Description
---------      ----------------------------------------------------------------

 3.17(b)       Notice of Proceedings

 3.18(a)       Insurance Policies and Bonds

 3.18(b)       Exceptions as to Insurance Matters

 3.19(a)       Exceptions as to Environmental Matters

 3.19(b)       Information on Hazardous Materials

 3.20(a)       Employee Benefit Programs

 3.20(e)       Employee Benefit Programs-Adverse Proceedings

 3.20(f)       Employment Contracts

 3.23          Exceptions as to Compliance with Law

 3.24          Related Parties and Conflicts of Interest

 3.26          Exceptions as to Reclamation, Environmental and Related Work

 4.03          Exceptions as to No Violations

 4.07          Balance Sheet of Buyer

 5.01(h)(iii)  Estoppel Certificates to be Obtained

 7.08          Releases for Sellers and Shareholders

                                INDEX OF EXHIBITS

 Schedule
 Section
Reference                             Description
---------      ----------------------------------------------------------------

 2.03(b)       The Note

 2.03(c)       The Royalty Agreement

 2.07(a)(i)    Form of General Warranty Deed

 2.07(a)(ii)   Form of Bills of Sale

 2.07(a)(iii)  Form of Assignments for Leased Real Property

 2.07(a)(iv)   Form of Assignments for the Real Property Contracts, the Other
               Contracts, the Permits and the Accounts Receivable

 2.07(a)(ix)   Form of Opinion-Counsel for Sellers

 2.07(a)(xiii) The Ryan Employment Agreement

 2.07(b)(v)    Form of Opinion-Counsel for Buyer

 6.15(A)&(B)   Form of Promissory Notes for Shareholders

 7.10(A)       Form of Employment Agreement for Rodney Camp

 7.10(B)       Form of Employment Agreement for Terry Charcandy

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "Agreement"), made and entered into this 20th day of February, by and among OAK MOUNTAIN ENERGY, L.L.C., an Alabama limited liability company (the "Buyer"); and OAK MOUNTAIN ENERGY CORPORATION, an Alabama corporation ("Oak Mountain Energy"), BOONE RESOURCES, INC., an Alabama corporation ("Boone"), KODIAK COAL, INC., an Alabama corporation ("Kodiak"), CAHABA COAL ENGINEERING AND LAND SURVEYING, INC., an Alabama corporation ("Cahaba"), COAL HANDLING AND PROCESSING, INC., an Alabama corporation ("Coal Handling"), and MOUNTAINEER MANAGEMENT, INC., an Alabama corporation ("Mountaineer") (Oak Mountain Energy, Boone, Kodiak, Cahaba, Coal Handling and Mountaineer are hereinafter referred to as the "Sellers"); and JIMMIE R. RYAN, an individual residing in Shelby County, Alabama ("Ryan"), and DUANE STRANAHAN, JR., an individual residing in Collier County, Florida ("Stranahan") (Ryan and Stranahan are hereinafter referred to as the "Shareholders").

      WHEREAS, the Shareholders together own all of the issued and outstanding shares of stock of Oak Mountain Energy, Boone, Cahaba and Coal Handling and own a majority of the issued and outstanding shares of stock of Kodiak and Mountaineer; and

      WHEREAS, the Sellers are actively engaged as an integrated group in the business of mining, processing, marketing, selling and distributing coal and related activities in Shelby and Bibb Counties, Alabama; and

      WHEREAS, the Shareholders and the Sellers desire to sell all or substantially all of the assets of each of the Sellers to the Buyer; and

      WHEREAS, following the closing of the transactions contemplated herein, the Shareholders intend to (i) dissolve and liquidate each of the Sellers (other than Oak Mountain Energy), (ii) cause the proceeds from the sale of assets hereunder to be distributed to the shareholders of the Sellers (other than Oak Mountain Energy), and (iii) cause Oak Mountain Energy to redeem its shares of stock owned by Stranahan, after which Oak Mountain Energy will be wholly-owned by Ryan and will not engage in any active business; and

      WHEREAS, because of the substantial benefits to be received by the Shareholders as a result of the transactions contemplated hereunder, including the planned liquidations and redemption, and as an inducement to the Buyer to acquire all or substantially all of the assets of the Sellers as contemplated herein, the Shareholders have agreed to execute, deliver and perform this Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements, covenants, representations, warranties and indemnities herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Sellers and the Shareholders agree as follows:

                                    ARTICLE I
                           DEFINITIONS AND CONVENTIONS

      1.01 Defined Terms. In addition to the terms defined throughout this Agreement, the following capitalized terms as used in this Agreement shall have the meanings given to them in this Section 1.01:

            "Acquired Assets" shall have the meaning set forth in Section 2.01.

            "Actual Knowledge" means present or prior knowledge of a fact or other matter.

            "Actual Knowledge of the Sellers" means the Actual Knowledge of Ryan, Stranahan, Rodney Camp, Terry Charcandy, Kareina F. Farley-Miller, Michael
A. Ryan, Christopher T. Ryan, Leslie Stephens, Lee M. Pearson or James M.
Brooks.

            "Affiliate" means, with respect to any natural person, corporation, partnership, limited liability company or other entity, a natural person or entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity.

            "Assets" means all of the Sellers' properties and assets, real, personal, or mixed, tangible and intangible, of every kind, nature and description, wherever located, including the Acquired Assets and the Excluded Assets.

            "Business" means the use and operation of the Assets by the Sellers.

            "Closing" means the consummation of the transactions contemplated in this Agreement, including the sale and transfer of the Acquired Assets and the delivery of the Purchase Price.

            "Closing Date" means the date on which the Closing takes place.

            "Contract" means any agreement, obligation, promise, commitment, understanding or other arrangement (whether written or oral and whether express or implied) that is legally binding.

            "Excluded Assets" shall have the meaning set forth in Section 2.02.

            "Governmental Authority" means any federal, state, local or municipal government, governmental or quasi-governmental authority, agency or body exercising, or purporting to exercise, any administrative, executive, judicial, investigative, legislative, policy, regulatory, taxing or other power or authority of any nature.

            "Knowledge" means (i) Actual Knowledge or (ii) knowledge of a fact or other matter that should have been known by the party if the party had acted in a manner reasonable for a person in his or her position.

            "Knowledge of the Buyer" means the Knowledge of John J. Faltis, Bruce Sparks or James A. Walls.

            "Knowledge of the Sellers" means the Knowledge of Ryan, Stranahan, Rodney Camp, Terry Charcandy, Kareina F. Farley-Miller, Michael A. Ryan, Christopher T. Ryan, Leslie Stephens, Lee M. Pearson or James M. Brooks.

            "Legal Requirement" means any federal, state, local or municipal constitution, law, ordinance, regulation, rule or statute (including any of the foregoing which have been enacted or adopted but are not yet effective).

            "Lien" means any pledge, security interest, lien, mortgage, deed of trust, hypothecation, charge, restriction, reservation, right, claim or other encumbrance, whether consensual, statutory or otherwise, of any kind, nature or description whatsoever other than Permitted Liens.

            "Material Adverse Effect" means anything which directly or indirectly generates, precipitates, initiates, causes, gives rise to or results in any liability, obligation, settlement, loss, damage, expense or diminution in value in excess of $25,000.

            "Order" means any order, agreed order, injunction, judgment, decree, ruling, assessment, arbitration award or arbitration decision.

            "Permitted Liens" means materialmen's and similar statutory liens arising in the ordinary course of business, purchase money security interests arising in the ordinary course of business, and the other liens identified on
Schedule 1.01.

            "Proceeding" means action, arbitration, hearing, investigation, litigation or suit (whether civil, criminal, administrative or investigative, formal or informal).

            "Purchase Price" shall have the meaning set forth in Section 2.03.

      1.02 Conventions.

      Unless otherwise indicated:

            (a) The word "including" followed by a listing does not limit the preceding words or terms and shall mean "including, without limitation."

            (b) The word "Sellers", and any pronoun used to refer thereto, shall mean all of the Sellers, any combination of the Sellers, and each Seller individually.

            (c) The word "Shareholders", and any pronoun used to refer thereto, shall mean both of the Shareholders and each Shareholder individually.

            (d) The phrase "the Sellers and the Shareholders" shall mean all of the Sellers and the Shareholders, any combination of the Sellers and the Shareholders, each Seller individually and each Shareholder individually.

                                   ARTICLE II
                      SALE AND TRANSFER OF ASSETS; CLOSING

      2.01 Assets to be Acquired. Subject to and upon the terms, conditions, representations, warranties, covenants and indemnities made herein, at the Closing, the Sellers shall sell, grant, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Sellers, all of the Sellers' right, title and interest in and to all of their properties and assets, real, personal, or mixed, tangible and intangible, of every kind, nature and description, wherever located, belonging to the Sellers on the Closing Date, other than the Excluded Assets (all of which are hereinafter collectively referred to as the "Acquired Assets"), including the following:

            (a) all right, title and interest in and to any real property, including coal, oil, gas and other minerals, if any, owned by the Sellers and identified on Schedule 2.01(a), together with all improvements thereon and appurtenances thereunto belonging (the "Owned Real Property");

            (b) all of the Sellers' interests in and rights to real property, including coal, oil, gas and other minerals, if any, in and under the leases and subleases, including all amendments, modifications, extensions and renewals thereof (the "Real Property Leases") identified on Schedule 2.01(b) (the real property, including coal, oil, gas and other mineral, if any, subject to the Real Property Leases is hereinafter referred to as the "Leased Real Property");

            (c) all of the Sellers' interests in and rights to and under all Contracts incident to the Owned Real Property or the Leased Real Property (including rights-of-way, easements, reversionary rights and licenses related thereto) identified on Schedule 2.01(c) (the "Real Property Contracts");

            (d) all of the buildings, structures, mine structures, improvements, fixtures, trade fixtures, plants, preparation plants, facilities, coal loading and handling facilities, equipment, mining equipment, vehicles, machinery, furniture, supplies, materials, tools, spare parts, laboratory equipment, computer hardware, and other tangible property of the Sellers, whether owned or leased by the Sellers, identified on Schedule 2.01(d) (the "Tangible Personal Property");

            (e) all of the Sellers' interest in and rights to and under all Contracts (other than the Real Property Contracts and the Real Property Leases) identified on Schedule 2.01(e) (the "Other Contracts") and, if requested by the Buyer at least ten days prior to the Closing, to the extent assignable, any or all of the insurance policies identified as items 2, 5 and 6 on Schedule 3.20(a);

            (f) all inventories of coal (in stockpiles or otherwise) and other products or goods held for sale by the Sellers, wherever located (the "Inventories") (Schedule 2.01(f) identifies all Inventories as of January 31,
1997);

            (g) all accounts receivable and other rights to receive payments from customers of the Sellers, and the full benefit of all security for such accounts receivable (the "Accounts Receivables"), as of the Closing Date (Schedule 2.01(g) identifies all Accounts Receivable as of January 31, 1997);

            (h) to the extent transferrable to the Buyer, all permits, licenses, bonds, orders, approvals and other authorizations of any Governmental Authority owned, held or used by the Sellers in connection with the Acquired Assets or the Business, and all pending applications therefor and pending renewals thereof;

            (i) all operating, mining and reserve data and records of the Sellers, wherever located, and whether or not kept in tangible, electronic or other format, including all engineering, reserve, geological, mining, core hole, lithologic, washability, feasibility and similar data, surveys, maps, drawings, measurements, reports, plans, analyses, customer lists and records, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, copies of financial and accounting records, correspondence and other similar documents and records;

            (j) all of the intangible and intellectual property of the Sellers, including all software, products, trade secrets, know-how processes, methods, plans, research data, marketing plans and strategies, forecasts, trademarks, service marks, trade names, patents and patent rights, logos and copyrights identified on Schedule 2.01(j);

            (k) all claims of the Sellers against third parties relating to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or otherwise, identified on Schedule 2.01(k);

            (l) all insurance claims (including applicable deductibles, copayments or self-insured requirements) arising in connection with damage to the Acquired Assets occurring prior to the Closing Date, to the extent not expended for the repair or restoration of the Acquired Assets;

            (m) all cash and cash equivalents of the Sellers, and all of the bank accounts used by the Sellers for the Business identified on Schedule 2.01(m); and

            (n) the going concern value and goodwill of the Sellers and the Business.

      2.02 Excluded Assets. Notwithstanding anything contained in Section 2.01 or elsewhere in this Agreement, the properties, assets and items identified on
Schedule 2.02 (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets to be transferred to the Buyer hereunder, and shall remain the property of the Sellers after the Closing. The Excluded Assets shall also include any other assets which Buyer designates as Excluded Assets in writing to the Sellers and the Shareholders at least five (5) days prior to the Closing. The Purchase Price shall not be changed by the Buyer's designation of additional Excluded Assets.

      2.03 Purchase Price. The total purchase price (the "Purchase Price") for the Acquired Assets shall be:

            (a) $13,000,000 in cash;

            (b) $3,500,000 payable pursuant to a promissory note or notes substantially similar in form to that attached hereto as Exhibit 2.03(b) (the "Note");

            (c) a royalty agreement between the Buyer and Oak Mountain Energy substantially similar in form to that attached hereto as Exhibit 2.03(c) (the "Royalty Agreement");

            (d) such sums determined and payable solely in accordance with
Schedule 2.03(d); and

            (e) such sums, up to a maximum of $1,650,000, to allow the Sellers
(i) to pay all wages, salaries, bonuses, accrued vacation, vehicle lease payments, bereavement pay, jury duty pay, sick leave pay, severance pay and accrued holiday pay (including related payroll and withholding taxes) owing to the Sellers' employees on the Closing Date and (ii) to make all payments on behalf of the Sellers' employees to any pension, retirement, profit-sharing plan, thrift-savings plan, or deferred compensation plan, if any.

      2.04 Allocation of Purchase Price. The Purchase Price shall be allocated among the Sellers, and among the Acquired Assets and the covenant not to compete set forth in Section 6.14, in accordance with the allocation set forth on
Schedule 2.04. After the Closing, the parties agree to make consistent use of the allocation specified in Schedule 2.04 in any and all filings, declarations and reports with the Internal Revenue Service in respect thereof, including the reports required to be filed under Section 1060 of the Internal Revenue Code of 1986, as amended, if applicable, it being understood that the Buyer shall prepare and deliver IRS Form 8594 to the Sellers within forty-five (45) days after the Closing Date. The Sellers and the Shareholders agree to cooperate with and assist the Buyer in finalizing and filing said Form.

      2.05 Assumed and Retained Liabilities.

            (a) From and after the Closing, subject to and based upon the representations, warranties, covenants and indemnities contained herein and in any agreement, instrument or document delivered hereunder, the Buyer shall assume the liabilities and obligations identified on Schedule 2.05(a) (the "Assumed Liabilities"). The Sellers and the Shareholders acknowledge and agree that the assumption of liabilities by the Buyer under this Section 2.05(a) shall not limit, restrict, impair or otherwise affect the right of the Buyer to rely on the representations, warranties and covenants of the Sellers and the Shareholders made in this Agreement and any agreement, instrument or document delivered pursuant hereto or the right of the Buyer to seek indemnification from the Sellers and the Shareholders in accordance with the provisions of Article X of this Agreement. For example, if the Buyer pursuant to this Section 2.05(a) assumes the liabilities related to "A," and there is a breach of a representation, warranty or covenant of the Sellers and the Shareholders with respect to "A," the Buyer shall be entitled to seek indemnification under
Article X of this Agreement notwithstanding the Buyer's assumption of the liabilities related to "A."

            (b) Except for the liabilities and obligations specifically assumed by the Buyer in accordance with Section 2.05(a), the Buyer does not assume or agree to be responsible for, and shall not be deemed to assume or be responsible for, any liability or obligation of the Sellers and the Shareholders of any kind, nature or description, whether such liabilities or obligations relate to payment, performance or otherwise, are matured or unmatured, known or unknown, contingent or otherwise, fixed or absolute, present, future or otherwise, including: (i) any liability or obligation arising from or relating to any of the Excluded Assets; (ii) any liability or obligation relating to federal, state or local income taxes of the Sellers and the Shareholders; (iii) the Prudential Retirement Accumulation 401(k) Plan in the name of Boone Resources, Inc. and also executed by Oak Mountain Energy Corporation; (iv) the legal proceeding known as April Hendricks v. Beth Energy Mines, Inc., et al., (including Boone Resources, Inc.), Employers, Claim No. 94-66086, pending before the West Virginia Working Compensation Office of Judges; (v) any liability to Bibb Energy, Inc. or Boone Equipment Company, Inc., or their shareholders, directors, officers, affiliates, successors or assigns, relating to (A) pond fines which may never be mined or removed and (B) acts or omissions of the Sellers related to the failure to mine or remove coal in connection with the contracts identified as items 4 and 5 on Schedule 2.01(e) prior to the Closing Date (provided, however, that the Buyer agrees to pay the legal fees of John F. DeBuys, Jr. incurred by the Sellers in connection with defending Sellers in any proceeding relating to (A) or (B) above, up to a maximum total amount of $50,000); and (vi) any payments to be made to the employees of the Sellers pursuant to Section 6.08 hereof; and (vii) any liability or obligation of the Sellers or relating to the Business which arises prior to the Closing Date or which arises after the Closing Date as a result of facts or circumstances occurring or existing prior to the Closing Date (collectively, the "Retained Liabilities"); it being expressly acknowledged, understood and agreed that any and all of the Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged by the Sellers and the Shareholders.

      2.06 Closing.

            (a) The Closing shall take place at the offices of Bradley Arant Rose & White LLP, 2001 Park Place, Suite 1400, Birmingham, Alabama, on or before April 2, 1997, as may be extended by Buyer pursuant to Section 9.01(e), or at such other time and place as the parties shall mutually agree.

      2.07 Deliveries at the Closing.

            (a) At the Closing, the Sellers and the Shareholders shall deliver, or shall cause to be delivered, to the Buyer the following:

                (i) one or more deeds, containing covenants of general warranty, substantially similar in form to that attached hereto as Exhibit 2.07(a)(i), duly executed and acknowledged by the Sellers, as appropriate, pursuant to which the Sellers shall transfer and convey title to the Owned Real Property to the Buyer, free and clear of any Lien;

                (ii) one or more bills of sale substantially similar in form and substance to that attached hereto as Exhibit 2.07(a)(ii), duly executed by the Sellers, as appropriate, pursuant to which the Sellers shall transfer and convey title to all of the Tangible Personal Property and the Inventories to the Buyer, free and clear of any Lien;

                (iii) one or more assignments substantially similar in form and substance to that attached hereto as Exhibit 2.07(a)(iii), duly executed and acknowledged by the Sellers, as appropriate, pursuant to which the Sellers shall assign and transfer the Real Property Leases and the rights of the Sellers thereunder to Buyer, free and clear of any Lien;

                (iv) one or more assignments substantially similar in form and substance to that attached hereto as Exhibit 2.07(a)(iv), duly executed by the Sellers, as appropriate, pursuant to which the Sellers shall assign and transfer the Real Property Contracts, the Other Contracts, the Required Permits (as defined in Section 3.14(b) hereof, to the extent transferable) and the Accounts Receivable to Buyer, free and clear of any Lien;

                (v) certificates of title to all motor vehicles included in the Acquired Assets, in such form as is necessary in the State of Alabama to transfer title to such vehicles to the Buyer, duly executed by one or more of the Sellers, as appropriate, and properly acknowledged, if necessary;

                (vi) all other instruments and documents that the Buyer reasonably deems necessary or advisable to transfer good and marketable title to the Acquired Assets, free and clear of any Lien, to the Buyer, in such form and substance as the Buyer may reasonably require;

                (vii) originals of all consents and approvals referred to in
Section 3.03 and Schedule 3.03;

                (viii) originals of all estoppel certificates obtained pursuant to Section 5.01(h)(iii), duly executed by the appropriate parties;

                (ix) an opinion of Burr & Forman, counsel to the Sellers and the Shareholders, in the form attached hereto as Exhibit 2.07(a)(ix);

                (x) originals of all Real Property Leases identified in
Schedule 2.01(b);

                (xi) originals of all the Real Property Contracts, the Other Contracts and the Required Permits;

                (xii) an original of the Royalty Agreement, duly executed by Oak Mountain Energy;

                (xiii) an original of an employment agreement between the Buyer and Ryan substantially similar in form and substance to that attached hereto as Exhibit 2.07(a)(xiii), duly executed by Ryan (the "Ryan Employment Agreement");

                (xiv) original letters, executed by the Sellers, to all account debtors relative to the accounts receivable transferred to the Buyer hereunder, directing such account debtors to make all future payments to the Buyer;

                (xv) certificates executed by the Shareholders and the Sellers certifying:

                     (A) that each of the representations and warranties of the Sellers and the Shareholders contained in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date, as if made on the Closing Date; and

                     (B) that the Sellers and the Shareholders have performed in all material respects their obligations and covenants under this Agreement;

                (xvi) a certificate of the Secretary of each Seller certifying the adoption of resolutions by the stockholders and board of directors of each Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein;

                (xvii) a FIRPTA affidavit evidencing that the grantors and assignors of the real property interests are non-foreign persons within the meaning of the Foreign Investment in Real Property Tax Act;

                (xviii) the title insurance company's standard form of owner's/seller's affidavit;

                (xix) updated Schedules 2.01(f) and 2.01(g) identifying the Inventories and Accounts Receivable of the Sellers as of the Closing Date, together with a certificate signed by the Sellers and the Shareholders certifying that said updated Schedules contain a true, correct and complete list of the Inventories and Accounts Receivable of the Sellers as of the Closing Date; and

                (xx) a certificate executed by the Sellers estimating the amount necessary to allow the Sellers (A) to pay all wages, salaries, bonuses, accrued vacation, vehicle lease payments, bereavement pay, jury duty pay, sick leave pay, severance pay and accrued holiday pay (including related payroll and withholding taxes) owing to the Sellers' employees on the Closing Date and (B) to make all payments on behalf of the Sellers' employees to any pension, retirement, profit-sharing plan, thrift-savings plan, or deferred compensation plan, if any.

            (b) At the Closing, the Buyer shall deliver to the Sellers and the Shareholders, as appropriate, the following:

                (i) $13,000,000 in readily available funds by wire transfer to the Sellers in accordance with Schedule 2.04;

                (ii) the Note;

                (iii) an original of the Royalty Agreement, duly executed by the Buyer;

                (iv) an original of the Ryan Employment Agreement, duly executed by the Buyer;

                (v) the opinion of counsel to the Buyer in the form attached hereto as Exhibit 2.07(b)(v);

                (vi) a certificate executed by the Buyer certifying:

                     (A) that each of the Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date, as if made on the Closing Date; and

                     (B) that the Buyer has performed in all material respects its obligations and covenants under this Agreement;

                (vii) a certificate of a manager of the Buyer certifying the adoption of resolutions by the members and managers of the Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein;

                (viii) a reducing letter of credit in the original face amount of $1,923,750 in favor of The Trust Company of Toledo, N. A. to secure the principal payments due and owing on December 1, 1997, and December 1, 1998, under that certain Amended and Restated Promissory Note in the form attached hereto as Exhibit 6.15(B); and

                (ix) evidence reasonably satisfactory to the Sellers and the Shareholders that all contributions to the capital of the Buyer required to be made by Shelby Energy Group, L.L.C., a Delaware limited liability company, have been made, and releases for all collateral securing that certain Third Amended and Restated Negotiable Promissory Note dated January 21, 1997, from Oak Mountain Energy to Zither Mining Company, Inc. in the maximum principal amount of $8,000,000, as the same may be hereafter amended.

                                   ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF SELLERS AND SHAREHOLDERS

      The Sellers and the Shareholders hereby jointly and severally represent and warrant to the Buyer as follows:

      3.01 Organization and Good Standing. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. Each of the Sellers has the requisite power and authority to carry on its business as it is now being and contemplated to be conducted and to own and operate its properties and assets. Each of the Sellers is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, each state or other jurisdiction in which the ownership or use of its properties or assets, or the nature of its activities, requires such qualification. Each of the Sellers has delivered to the Buyer true, correct and complete copies of its articles of incorporation and bylaws, as amended and in effect as of the date hereof. Schedule 3.01 contains a true and correct list of the dates of incorporation for each of the Sellers.

      3.02 Authorization. The Sellers have the requisite power and authority to execute, deliver and perform this Agreement and the agreements and documents referred to herein, and to consummate the transactions contemplated herein and therein. The board of directors and the stockholders of the Sellers have taken all action required by law, the Sellers' articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the agreements and documents referred to herein, and to consummate the transactions contemplated herein and therein. This Agreement and the documents and agreements referred to herein will, when executed and delivered by the Sellers and the Shareholders, constitute the legal, valid and binding obligation of the Sellers and the Shareholders, enforceable in accordance with their respective terms.

      3.03 No Violation. Except as set forth on Schedule 3.03, the execution, delivery and performance of this Agreement and the agreements and documents referred to herein, and the consummation of the transactions contemplated herein and therein, will not, with or without the passage of time or the giving of notice, or both:

            (a) Conflict with or result in a violation or breach of, or a default, right to accelerate, or loss of rights under, or require the consent, authorization, waiver by, filing or registration with, or notice to any Governmental Authority or any person or entity under:

                (i) any provision of the articles of incorporation or bylaws of any of the Sellers;

                (ii) any franchise, mortgage, deed of trust, security agreement, pledge agreement, lease, license, permit, instrument, Contract, consent, approval or waiver (in each case, whether oral or written) which would have a Material Adverse Effect on the Sellers, the Business or the Assets;

                (iii) any Legal Requirement which would have a Material Adverse Effect on the Sellers, the Business or the Assets; or

                (iv) any Order arising from any Proceeding to which the Sellers are a party or by which the Sellers or the Assets are bound or affected which would have a Material Adverse Effect on the Sellers, the Business or the Assets; or

            (b) Result in the creation or imposition at or after the Closing of any Lien upon any of the Acquired Assets.

      3.04 Capitalization; Ownership; Directors and Officers. The authorized capitalization of each Seller consists of 1,000 shares of common stock of the par value of $1.00 per share. All shares of common stock of each Seller are issued and outstanding, and no shares are held in treasury. The issuance of all of the shares of common stock of each Seller was duly authorized, and all of the shares are validly issued, fully paid and nonassessable. No Seller has authorized the issuance of any other capital stock or security. The record and beneficial ownership of the issued and outstanding shares of common stock of each Seller is as set forth on Schedule 3.04. The duly elected and incumbent directors and officers of the Sellers are identified on Schedule 3.04.

      3.05 No Subsidiaries. There are not and never have been any subsidiaries, direct or indirect, wholly-owned or otherwise, of any

Seller. Except as set forth on Schedule 3.05, none of the Sellers has any equity, financial, record, ownership or other interest in, or control, direct or indirect, over any corporation, joint venture, general partnership, limited partnership, limited liability company or other entity.

      3.06 No Options. Except as set forth on Schedule 3.06, the Sellers and the Shareholders do not have outstanding any option, warrant, convertible security or other right to purchase or convert any obligation into shares of the Sellers' stock, and have not agreed to issue or sell shares of the Sellers' stock. None of the Sellers has any obligation, contingent or otherwise, to sell, lease, assign, transfer or otherwise dispose of any of the Assets, or any interest therein (other than in the ordinary course of the Business consistent with past practice), to merge or consolidate with any person or entity, or to enter into any similar or related transaction.

      3.07 Financial Statements. Attached hereto as Schedule 3.07(A) are true, correct and complete copies of the audited balance sheets of Oak Mountain Energy and Boone as at December 31, 1995, and December 31, 1994, and the related audited statements of income, changes in stockholders' equity and cash flow for Oak Mountain Energy and Boone for the years then ended, together with the notes to such financial statements and the report of Duval & Associates, P.C. with respect to the financial statements for the period ending December 31, 1995, and the report of Stone, Avant & Co. with respect to the financial statements for the period ending December 31, 1994. Attached hereto as Schedule 3.07(B) are true, correct and complete copies of the company prepared balance sheets of each of the Sellers as at December 31, 1996, and the related company prepared statements of income, changes in stockholders' equity and cash flow for the twelve month period then ended, together with the notes to such financial statements. Except as described in Schedule 3.07(B), the financial statements contained in Schedules 3.07(A) and 3.07(B) (and the related notes) have been prepared, and those to be delivered to the Buyer under Section 5.01(d) will be prepared, in accordance with generally accepted accounting principles and fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flow of each of the Sellers as at the respective dates of and for the periods referred to in such financial statements. Except as set forth on Schedule 3.07(C), the financial statements referred to in this
Section 3.07 reflect, and those to be delivered under Section 5.01(d) shall reflect, the consistent application of such accounting principles throughout the periods involved and have been, and will be, prepared from and in accordance with the books and records of the Sellers. Kodiak, Cahaba, Coal Handling and Mountaineer did not engage in any activity or operation prior to January 1, 1996, and do not have financial statements, audited or otherwise, for any period prior to January 1, 1996.

      3.08 No Undisclosed Liabilities. Except for the liabilities disclosed in the schedules hereto, to the Knowledge of the Sellers there is no liability or obligation of any kind, nature or description (whether absolute, accrued, contingent or otherwise) of any Seller that is not reflected on or reserved against in the Balance Sheet of said Seller as at December 31, 1995 (or the notes thereto) which would directly or indirectly generate, precipitate, initiate, cause, give rise to or result in any liability, obligation, settlement, loss, damage, expense or diminution in value in excess of $200,000 with respect to the Sellers, the Business or the Assets, other than liabilities or obligations incurred in the ordinary course of business of such Seller since December 31, 1995, consistent with past practice. Notwithstanding anything in this Section 3.08 to the contrary, to the extent that any representation or warranty in this Article III is limited to the Actual Knowledge of the Sellers (an "Actual Knowledge Representation"), this Section 3.08 shall not impose any greater liability on the Sellers and the Shareholders with respect to the subject matter of such Actual Knowledge Representation than that imposed by such Actual Knowledge Representation.

      3.09 Absence of Changes. Since December 31, 1995, except as disclosed in
Schedule 3.09 and the other schedules attached hereto (other than Schedule 2.05(a)), the Sellers have operated the Business only in the ordinary course consistent with past practice and there has not been, with respect to the
Sellers:

            (a) any change in the Business or the Sellers' financial condition which has had or, to the Actual Knowledge of the Sellers, would have, a Material Adverse Effect on the Sellers, the Business or the Assets, except such changes that have occurred in the ordinary course of the Business;

            (b) the incurrence of any indebtedness or other obligation to pay money or some other valuable property, either presently or in the future (including loans, borrowings, lines of credit, bonds, debentures, capital leases or other similar credit facilities, whether short-term, long-term or otherwise) in excess of $50,000 or the creation of any Lien on any of the Assets having an aggregate value in excess of $50,000;

            (c) except as set forth on Schedule 3.09(c), any increase, or any announcement of any increase, in the wages, salaries, compensation, bonuses, commissions, incentives, pension or other benefits payable by the Sellers to any director, officer or employee of the Sellers;

            (d) any new agreement, plan, policy, program or arrangement to pay pensions, retirement allowances or other employee benefits to any director, officer or employee, whether past or present, including any severance or consulting arrangement;

            (e) any commitment or amendment to any pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement in existence on the date hereof;

            (f) any capital expenditure in excess of $50,000;

            (g) any damage, destruction or loss (whether or not covered by insurance) to all or any part of the Acquired Assets, other than damage, destruction or losses which, in the aggregate over such period, did not directly or indirectly generate, precipitate, initiate, cause, give rise to or result in any liability, obligation, settlement, loss, damage, expense or diminution in value in excess of $100,000 with respect to the Sellers, the Business or the Assets; or

            (h) any declaration, setting aside or payment of any dividend or other distribution on or in respect of its shares of capital stock, or any direct or indirect redemption, retirement, purchase or other acquisition of any such shares.

      3.10 Condition and Sufficiency of Acquired Assets. The Acquired Assets include all interests, rights, properties and other assets necessary for the Buyer to own, operate, manage and maintain the Business in all material respects in the same manner as the Business is owned, operated, managed and maintained by the Sellers. No interests, right, property or asset necessary for the ownership, operation, management or maintenance of the Business in the manner in which the Sellers presently own, operate, manage and maintain the Business is owned by any person or entity other than one of the Sellers.

      3.11 Accounts Receivable; Bank Accounts.

            (a) Schedule 2.01(g) sets forth a true, correct and complete list of all Accounts Receivable as of January 31, 1997. The Accounts Receivable identified on Schedule 2.01(g) represent, and the Accounts Receivable as of the Closing Date will represent, valid obligations arising from sales actually made or services actually performed in the ordinary course of the Business.

            (b) Schedule 2.01(m) contains a true, correct and complete list of all bank accounts used by the Sellers for the Business, including the bank, the account number, the type of account and the person(s) authorized with respect to each account.

      3.12 Title to Acquired Assets; Liens.

              (a) Except as set forth on Schedule 3.12(a)(i): (i) the Sellers have good and marketable title to all of the Acquired Assets, free and clear of any Lien; and (ii) the interests and rights in and to the Acquired Assets to be conveyed to Buyer hereunder include all assets, properties, interests and rights reasonably necessary for the Buyer to use the Acquired Assets as now used by the Sellers, free from damage and unreasonable interference by others who may have other interests or rights in and to the Acquired Assets. To the Actual Knowledge of the Sellers, the map attached hereto as Schedule 3.12(a)(ii) shows the true and correct boundaries of the Owned Real Property, the Leased Real Property and the property subject to the Real Property Contracts, taking into account minor distortions of boundary lines which may arise because of the scale of said map.

            (b) To the Knowledge of the Sellers, the interests in real property, coal, oil, gas and other minerals described on Schedule 2.01(a) constitute all of such property owned by the Sellers. The Real Property Leases and the Real Property Contracts constitute all Contracts of the Sellers pursuant to which the Sellers lease, sublease or otherwise possess any occupancy, usage or mining rights with respect to any real property, coal, oil, gas or other minerals.

            (c) Except as set out on Schedule 3.12(c)(i), all of the Real Property Leases and the Real Property Contracts are valid and in full force and effect in accordance with their respective terms, free and clear of any Lien. Except as set forth on Schedule 3.12(c)(ii) and except for defaults, circumstances or states of fact which would not have a Material Adverse Effect on the Sellers, the Business or the Assets, the Sellers are not in default under the Real Property Leases or the Real Property Contracts in any respect and, to the Knowledge of the Sellers, no other party thereto is in default thereunder nor, to the Actual Knowledge of the Sellers, does there exist any circumstance or state of facts which constitute, or with the passage of time or the giving of notice, or both, would constitute a default thereunder. The Sellers have delivered to the Buyer true and correct copies of all of the Real Property Leases and the Real Property Contracts, including all amendments and modifications thereto.

            (d) To the Knowledge of the Sellers, and except as set forth on
Schedule 3.12(d), there are no adverse claims to the Owned Real Property, the Real Property Leases, the rights of the Sellers under the Real Property Leases, or the property subject to the Real Property Contracts or the rights of the Sellers thereto. The Sellers have not received any notice of default under any of the Real Property Leases or Real Property Contracts, and to the Knowledge of the Sellers the quiet possession of the Leased Real Property by the Sellers has not been disturbed.

              (e) To the Knowledge of the Sellers, and except as disclosed on
Schedule 3.12(e), there are no facts or circumstances which, with the giving of notice or the passage of time, or both, would constitute grounds for a forfeiture under any of the Real Property Leases. To the Actual Knowledge of the Sellers, and except as set forth in any of the Real Property Leases, each of the lessors under the Real Property Leases has good and marketable title to all surface property, coal and other real property interests leased thereunder, together with all rights necessary to mine and remove such coal by deep mining methods, and necessary ancillary rights to conduct mining by such methods, and, to the Actual Knowledge of the Sellers, has the right to lease or sublease the same to the Sellers in accordance with the terms of the Real Property Leases.

            (f) Except as set forth in Schedule 3.12(f) and in the Real Property Leases and the Real Property Contracts, the Sellers are not dependent upon any rights of others to use or occupy any real property, or interests in real property, in connection with the Business. To the Knowledge of the Sellers, the Sellers own or control all material ancillary rights (including surface access rights, rights of ingress and egress, rights-of-way, access to utilities and similar rights) to provide access to, and to permit the mining, processing, production and selling of coal from, the Owned Real Property, the Leased Real Property and the property subject to the Real Property Contracts, free from interference or use by others. To the Actual Knowledge of the Sellers, there are no parties other than the Sellers in possession of the Owned Real Property, the Leased Real Property or the property subject to the Real Property Contracts. To the Knowledge of the Sellers, there are no parties asserting a right of possession adverse to the possession of the Sellers to the Owned Real Property, the Leased Real Property or the property subject to the Real Property Contracts. To the Knowledge of the Sellers, there are no parties asserting title adverse to the title of the Sellers to the Owned Real Property, the Real Property Leases or the property subject to the Real Property Contracts which, if successful, would materially detract from the value or materially interfere with the use of such property by the Sellers.

              (g) The Sellers and the Shareholders understand that the Buyer intends to proceed to mine coal from the Gholson and Coke seams of coal included within the Assets pursuant to mining plans one of which is expected to take as its starting point the face of the Gholson seam now being mined by Boone. Assuming the existence of coal as reflected in studies obtained by the Sellers and heretofore provided to the Buyer, and assuming the existence of reasonable mining conditions (i.e. the lack of geological or physical conditions which would prohibit or inhibit the mining process from continuing in a non-interruptible manner), the Sellers and Ryan warrant that there are no deficiencies in title to the coal under the Real Property Leases that would prevent the Buyer from mining in a continuous manner within the Gholson seam or the Coke seam so that a total of 30,000,000 tons of coal can be extracted from said seams. It is specifically understood that this paragraph is not intended for the Sellers and Ryan to warrant that 30,000,000 tons of coal exists or is capable of being mined or will be mined or removed from the Gholson or Coke seams; this representation and warranty is specifically limited to matters pertaining to title to said coal.

      3.13 Contracts. Except for the Real Property Leases and the Real Property Contracts, Schedule 2.01(e) contains a true, correct and complete list of all material Contracts to which the Sellers are a party or by which they or any of the Acquired Assets or the Business is bound. Except as set forth on Schedule 3.13, and except for matters that would not have a Material Adverse Effect on the Sellers, the Business or the Assets, the Sellers are in compliance with the terms and conditions of the Other Contracts and all of the Other Contracts are valid, binding and enforceable in accordance with their respective terms, and no breach or default by the Sellers or event which, with the giving of notice or the passage of time, or both, would constitute a breach or default by the Sellers, exists with respect thereto, and no party thereto has given notice or asserted to the Sellers that the Sellers are in default thereunder and, to the Actual Knowledge of the Sellers, no other party thereto is in breach or default thereunder.

      3.14 Permits and Licenses.

            (a) Schedule 3.14(a) contains a true, correct and complete list of all permits, licenses, bonds, orders, approvals and other authorizations of any Governmental Authority that are required under any Legal Requirement, including any Environmental Law (as hereinafter defined in Section 3.19(c)), to engage in or conduct the mining and related operations of the Business substantially in the manner as currently conducted (the "Mining Permits").

            (b) Schedule 3.14(b) contains a true, correct and complete list of all permits, licenses, bonds, orders, approvals and other authorizations (other than the Mining Permits) of any Governmental Authority that are required under any Legal Requirement, including any Environmental Law, to engage in or conduct the Business substantially in the manner as currently conducted (the "Other Permits"), except such permits, licenses, bonds, orders, approvals and other authorizations of any Governmental Authority the absence or lack of which would not have a Material Adverse Effect on the Sellers, the Business or the Assets. The Other Permits and the Mining Permits are hereinafter collectively referred to as the "Required Permits."

            (c) Except as set forth on Schedule 3.14(c):

                (i) Each of the Required Permits is in full force and effect and there is no Proceeding pending or, to the Knowledge of the Sellers, threatened relative to any of the Required Permits;

                (ii) Each of the Sellers is in compliance with the terms, provisions and conditions of the Required Permits, except such failures to comply which would not have a Material Adverse Effect on the Sellers; and there is no outstanding violation with respect to any of the Required Permits, nor, to the Knowledge of the Sellers, any Order, notice of violation, notice of noncompliance or agreement affecting any of the Required Permits, except those which would not have a Material Adverse Effect on the Sellers, the Business or the Assets;

                (iii) To the Knowledge of the Sellers, no condition exists and no event has occurred which constitutes a material violation of or a failure to comply with any term or requirement of any of the Required Permits or which would result, directly or indirectly, in the suspension, revocation, withdrawal, cancellation or termination of, or any modification to, any of the Required Permits;

                (iv) To the Knowledge of the Sellers, all applications required to be filed for the renewal of the Required Permits have been duly and timely filed with the appropriate Governmental Authority and all other filings required to have been made with respect to the Required Permits have been duly and timely made with the appropriate Governmental Authority, except where any failure to duly and timely file would not have a Material Adverse Effect on the Sellers, the Business or the Assets; and

                (v) The Sellers have not received any notice from any source to the effect that they are lacking any permit, license, bond, Order, approval or other authorization of any Governmental Authority that is required under any Legal Requirement, including any Environmental Law, to engage in or conduct the Business where the failure to have such permit, license, bond, Order, approval or other authorization would have a Material Adverse Effect on the Sellers, the Business or the Assets.

            (d) The Sellers have supplied to the Buyer copies of all Orders, notices of violations, notices of noncompliance, Contracts and material correspondence relating to the Required Permits.

      3.15 Intangible and Intellectual Property. The intangible and intellectual property identified in Schedule 2.01(j) constitutes all of such property owned, leased or licensed by the Sellers and is all of the intangible and intellectual property which is necessary for the conduct of the Business. To the Knowledge of the Sellers, the Sellers are not infringing upon or otherwise acting adversely to the rights of any other person or entity whatsoever under or with respect to any copyrights, trade names, trademarks, patents, patent applications or patent rights, and there is no such claim pending or threatened against the Sellers with respect thereto.

      3.16 Tax Matters.

            (a) All federal, state, local and other tax returns with respect to the Business (including income, franchise, ad valorem, estimated tax, and state or local sales or use tax returns) have been timely filed by the Sellers as required by law, and all taxes (including black lung excise taxes), assessments, interest, penalties, fines, fees and other governmental charges upon the Sellers or upon any of the Assets, or the income or franchises of the Business, which are due, have been paid in full or adequate provision therefor has been included by each of the Sellers in the balance sheet as at December 31, 1996, for each such Seller. The federal and state income tax returns of the Sellers have not been audited by the Internal Revenue Service or the applicable state taxing authority, except as set forth on Schedule 3.16. To the Knowledge of the Sellers, all items of income, gain, loss, deduction and credit have been properly determined and reported by the Sellers in accordance with the rules of the applicable Governmental Authority.

            (b) Proper and accurate amounts have been withheld by the Sellers from their respective employees for all periods in full and complete compliance with the tax withholding provisions of applicable federal, state and local law. Proper and accurate federal, state, local and other returns have been filed by the Sellers for all periods for which returns are due with respect to employment taxes (including income tax withholding, FICA, Medicare and FUTA and state unemployment taxes); and the amounts due for such taxes (whether payable by the Sellers or withheld from their employees) have been paid in full or adequate provision thereof has been included by each of the Sellers in the balance sheet as at December 31, 1996, for each such Seller.

            (c) Except as set forth on Schedule 3.16, there are no pending Proceedings relating to, or claims asserted for, taxes or assessments of any kind against the Sellers; nor are there outstanding any agreements or waivers extending the statutory period of limitation applicable to any federal, state or local tax return for any period. Except as set forth on Schedule 3.16, no claim has been made by any taxing authority against any of the Sellers for additional taxes, or any interest thereon or penalties or fines related thereto, that has not been paid or otherwise disposed of.

            (d) Each of the Sellers has properly filed and received acknowledgement from the Internal Revenue Service of its election to be taxed under Subchapter S of the Internal Revenue Code of 1986, as amended, effective as of the date of incorporation of each Seller, and the Subchapter S election has not been voluntarily, involuntarily or inadvertently terminated with respect to any subsequent tax year.

      3.17 Litigation.

            (a) Except as otherwise set out on Schedule 3.17(a), there is no action, Proceeding or claim pending against the Sellers, or, to the Actual Knowledge of the Sellers, threatened, and, to the Actual Knowledge of the Sellers, no basis exists which would give rise to any action, Proceeding or claim, (i) which relates to or involves, or which would have a Material Adverse Effect on, any of the Sellers, the Assets or the Business or (ii) which questions the validity of this Agreement, the transactions contemplated herein, or of any actions taken or to be taken by the Sellers or the Shareholders in connection with this Agreement. None of the Sellers and the Shareholders, the Assets or the Business is subject to any Order which would have a Material Adverse Effect on the Sellers, the Business or the Assets.

            (b) The Sellers have not received notice of, or been served with process in, any condemnation or eminent domain proceeding against or affecting any of the Assets, any interest therein or any portion thereof. Except as otherwise set out on Schedule 3.17(b), no written notice or other written communication from any Governmental Authority of any violation of any Legal Requirement or Order, including any violation relating to zoning, employees, wages, and occupational health and safety, applicable to any of the Assets or the Business has been filed or communicated to the Sellers and the Shareholders, except such notices or communications as have been complied with in all respects and except where the failure to comply with such notices or communications would not have a Material Adverse Effect on the Sellers, the Business or the Assets.

      3.18 Insurance.

            (a) Except as set forth thereon, Schedule 3.18(a) contains a true, correct and complete list of all insurance policies and bonds to which the Sellers are a party or that provide coverage to the Sellers, which list identifies the insurer, type of coverage, policy number and such other information necessary to properly identify the policy or bond.

            (b) Except as set forth on Schedule 3.18(b):

                (i) all insurance policies and bonds listed on Schedule
3.18(a) are valid and enforceable and are sufficient for compliance in all respects with all Legal Requirements and Contracts to which the Sellers are parties or by which they or any of their properties are bound, except such failures to comply with any Legal Requirement or Contract which would not have a Material Adverse Effect on the Sellers, the Business or the Assets;

                (ii) None of the Sellers has received any refusal of coverage, notice of cancellation or any indication that any insurance policy or bond listed on Schedule 3.18(a) is no longer in full force or effect;

                (iii) The Sellers have paid all premiums due and have otherwise performed all of their obligations under each insurance policy and bond listed on Schedule 3.18(a), except where any such failure to perform would not materially adversely affect the Sellers' rights under such policies; and

                (iv) The Sellers have given timely notice to the insurer of all claims that the Sellers believe to be insured by any insurance policy of the Sellers identified on Schedule 3.18(a).

      3.19 Environmental Matters.

            (a) Except as set forth on Schedule 3.19(a):

                (i) To the Knowledge of the Sellers, the Sellers are in and have been in compliance with all applicable Environmental Laws, except where such failure to comply would not directly or indirectly generate, precipitate, initiate, cause, give rise to or result in any liability, obligation, settlement, loss, damage, expense or diminution in value in excess of $100,000 with respect to the Sellers, the Business or the Assets;

                (ii) To the Knowledge of the Sellers, all real property owned, operated, leased, licensed or used by the Sellers and, to the Actual Knowledge of the Sellers, all property adjacent to such real property is free from contamination by any Hazardous Material, except such contamination which is usual and customary in deep coal mining operations and which would not directly or indirectly generate, precipitate, initiate, cause, give rise to or result in any liability, obligation, settlement, loss, damage, expense or diminution in value in excess of $100,000 with respect to the Sellers, the Business or the Assets;

                (iii) To the Knowledge of the Sellers, none of the Sellers is subject to Environmental Costs and Liabilities and no facts or circumstances could give rise to Environmental Costs and Liabilities, except (A) such Environmental Costs and Liabilities which arise in the ordinary course of a deep coal mining operation or (B) such Environmental Costs and Liabilities which are not the result of a violation of any Environmental Law, Order or Contract with any Governmental Authority or any person or entity and which would not directly or indirectly generate, precipitate, initiate, cause, give rise to or result in any liability, obligation, settlement, loss, damage, expense or diminution in value in excess of $100,000 with respect to the Sellers, the Business or the Assets;

                (iv) To the Knowledge of the Sellers, neither the Sellers nor any of their Facilities or operations, nor, to the Actual Knowledge of the Sellers, any predecessor of any of the Sellers, any owner of property leased or operated by the Sellers, any property or Facility to, on or over which Hazardous Material generated by the Sellers or any person or entity for whose conduct the Sellers are responsible was transported, treated, stored, handled, transferred, dumped or recycled, are subject to any Order of or any Contract with any Governmental Authority or any person or entity, or to any Proceeding respecting
(A) applicable Environmental Laws, (B) Remedial Action, (C) any Environmental Claim or (D) the Release or threatened Release of any Hazardous Material;

                (v) There is no Environmental Claim or Proceeding pending or threatened against the Sellers or the Assets alleging violation of or seeking to impose liability pursuant to any Environmental Law;

                (vi) Neither the Sellers nor, to the Actual Knowledge of the Sellers, any owner of property leased, licensed or operated by the Sellers, have filed any notice under federal, state, local or foreign law indicating past or present treatment, storage or disposal, or reporting a Release or threatened Release, of Hazardous Material on or into the Environment; and

                (vii) To the Knowledge of the Sellers, there is not now, nor, to the Actual Knowledge of the Sellers, has there been in the past, on, in or under any real property owned, leased, licensed or operated by the Sellers (A) any underground storage tanks, aboveground storage tanks, dikes, or impoundments; (B) any asbestos or asbestos containing materials; (C) any polychlorinated biphenyls; or (D) any radioactive substances.

                (viii) Notwithstanding anything to the contrary contained in this Section 3.19(a), to the extent that the representations and warranties contained in clauses (i), (ii), (iii), (iv) and (vii) above relate to leases of mineral rights in portions of the Leased Real Property which have been mined by persons or entities other than the Sellers, each of the representations and warranties contained therein is made only to the Actual Knowledge of the Sellers.

            (b) To the Knowledge of the Sellers, Schedule 3.19(b) contains a true, correct and complete list of any reports, studies, analyses, tests or monitorings possessed or initiated by the Sellers and the Shareholders pertaining to Hazardous Materials in, on or under the Facilities or concerning compliance by the Sellers with Environmental Laws.

            (c) As used in this Section and this Agreement, the following capitalized terms shall have the meaning given to them in this subsection:

                (i) "Environment" means soil, land surface or subsurface strata, surface waters (including navigable and nonnavigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

                (ii) "Environmental Claim" means any notice of violation, action, Proceeding, Lien arising under any Environmental Law, written demand or claim, Order or directive (conditional or otherwise) issued, filed or asserted by any Governmental Authority or any person or entity for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the Environment, nuisance, pollution, contamination or other adverse effects on the Environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material, odor or audible noise in, into or onto the Environment at, in, by, from or related to any property owned, operated or leased by the Sellers or any activities or operations of the Sellers; (ii) the generation, transportation, storage, treatment or disposal of Hazardous Materials in connection with any property owned, operated or leased by the Sellers or their operations or Facilities, or
(iii) the violation, or alleged violation of any Environmental Law, Order or Environmental Permit of or from any Governmental Authority relating to environmental matters connected with any property owned, leased or operated by the Sellers.

                (iii) "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, corrective or remedial measures, damages, fines, penalties, judgments, capital expenditures, claims, costs and expenses (including, without limitation, costs of financial responsibility obligations, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and Remedial Action) arising from, under or pursuant to any applicable Environmental Law or any Proceeding, Order or Contract, involving any Governmental Authority or any person or entity relating to the Environment.

                (iv) "Environmental Law" means any federal, state, local or municipal law (including common law), statute, code, ordinance, rule, regulation or other Legal Requirement relating to the Environment including the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801, et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss. 6901, et seq., the Clean Water Act, 33 U.S.C. ss. 1251, et seq., the Clean Air Act, 33 U.S.C. ss. 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et. seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. ss. 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

                (v) "Environmental Permits" means any permit, approval, authorization, license, variance, registration or permission required under any applicable Environmental Law or Order relating to the Environment.

                (vi) "Facilities" means any real property, leasehold or other interest owned, leased, licensed or operated by the Sellers.

                (vii) "Hazardous Material" means any substance, material or waste which is regulated by any Governmental Authority, including any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste," or "toxic substance" under any provision of any applicable Environmental Law, including petroleum, petroleum products, chemical, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

                (viii) "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor Environment or into or out of any property, whether or not intentional, negligent or otherwise.

                (ix) "Remedial Action" means all actions, including any capital expenditures required or voluntarily undertaken to (A) clean up, remove, treat, or in any other way address any Hazardous Material or other substance;
(B) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (C) perform pre-remedial studies and investigations or post-remedial monitoring and care; or
(iv) bring Facilities on any property owned, operated or leased by the Seller and the Facilities located and operations conducted thereon into compliance with all Environmental Laws and Environmental Permits.

      3.20 Employee Matters.

            (a) Schedule 3.20(a) hereto identifies (i) each "employee benefit plan" as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is covered by ERISA and that is or has been maintained or otherwise contributed to by any of the Sellers for the benefit of any employees of the Sellers (a "Plan" and collectively the "Plans"), copies or descriptions of which have been furnished or made available to the Buyer (together with the most recent Annual Report on Form 5500 required to be filed in connection with any Plan), and (ii) each plan or arrangement not subject to ERISA maintained or otherwise contributed to by the Sellers for the benefit of employees and providing for deferred compensation, bonuses, stock options, employee insurance coverage or any similar compensation or welfare benefit plan (a "Benefit Arrangement"), copies or descriptions of which have been furnished or made available to the Buyer.

            (b) Each Plan or Benefit Arrangement (an "Employee Benefit Program") has been maintained and administered at all times in compliance with all Legal Requirements, including ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), applicable to such Employee Benefit Programs and in such a manner as to obtain the intended tax consequences, except such failures to comply which would not have a Material Adverse Effect on the Sellers, the Business or the Assets.

            (c) No "reportable event" (as such term is used in Section 4043 of ERISA), "prohibited transaction" (as such term is used in Section 406 of ERISA or Section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in Section 412 or Section 4971 of the Code) has heretofore occurred with respect to any Plan.

            (d) Neither the Sellers nor any ERISA affiliate of the Sellers has contributed to or participated in any pension plan which is a "multiemployer plan," as defined in Section 3(37) of ERISA, in respect of any of the Sellers' employees.

            (e) Except as disclosed on Schedule 3.20(e), no Proceeding involving an Employee Benefit Program has occurred or is pending or, to the Knowledge of the Sellers, is threatened.

            (f) Except as set forth in Schedule 3.20(f) hereto, there are no other employment agreements or Contracts with any of the Sellers' employees.

      3.21 Labor Matters. The Sellers are not parties to or bound by any collective bargaining agreement, memorandum of understanding, recognition agreement or Contract with any collective bargaining agent or representative of the Sellers' employees. None of the Sellers has ever entered into any collective bargaining agreement, memorandum of understanding, recognition agreement or Contract with any collective bargaining agent or representative, nor have the Sellers ever entered into a contract mining agreement or other arrangement wherein, to the Knowledge of the Sellers, the person or entity conducting the mining was a party, or had at any time been a party, to any collective bargaining agreement, memorandum of understanding, recognition agreement or Contract with any collective bargaining agent or representative. None of the Shareholders have ever entered into any collective bargaining agreement, memorandum of understanding, recognition agreement or Contract with any collective bargaining agent or representative which could give rise, directly or indirectly, to any liability or obligation being incurred by or imposed upon the Sellers, the Buyer or the Assets. There are no labor controversies pending or, to the Actual Knowledge of the Sellers, threatened against the Sellers by any employee, labor organization, or Governmental Authority.

      3.22 Workers' Compensation; Black Lung.

            (a) The Sellers have continuously since commencement of any activities of the Sellers and in accordance with all Legal Requirements carried insurance providing coverage for any liability arising from any workers' compensation claim filed by any of the Sellers' employees, and there has been no lapse in such insurance coverage, and there are no uninsured workers' compensation or intentional tort claims now pending, or, to the Actual Knowledge of the Sellers, threatened or anticipated.

            (b) The Sellers have continuously since commencement of any activities of the Sellers and in accordance with all Legal Requirements carried insurance providing coverage for any liability arising from any federal black lung claim filed by any of the Sellers' employees, and there has been no lapse in such insurance coverage, and there are no uninsured black lung claims now pending, or, to the Actual Knowledge of the Sellers, threatened or anticipated.

      3.23 Compliance with Law. Except as set forth in Schedule 3.23:

            (a) to the Knowledge of the Sellers, the Sellers are, and at all times have been in compliance with all Legal Requirements applicable to the Sellers, the Business or the Assets, except (A) such failures to comply which have been remedied and for which there is no further liability or obligation to any Governmental Authority or person or entity on account thereof and (B) such failures to comply which would not directly or indirectly generate, precipitate, initiate, cause, give rise to or result in any liability, obligation, settlement, loss, damage, expense or diminution in value in excess of $100,000 with respect to the Sellers, the Business or the Assets;

            (b) to the Knowledge of the Sellers, no event has occurred or circumstance exists which, with or without the passage of time or the giving of notice, or both:

                (i) would constitute or result in a violation by the Sellers of, or a failure on the part of the Sellers to comply with, any Legal Requirement which would directly or indirectly generate, precipitate, initiate, cause, give rise to or result in any liability, obligation, settlement, loss, damage, expense or diminution in value in excess of $100,000 with respect to the Sellers, the Business or the Assets; or

                (ii) would give rise to any obligation on the part of the Sellers to undertake, or to bear all or any portion of the cost of, any remedial action of any nature which would directly or indirectly generate, precipitate, initiate, cause, give rise to or result in any liability, obligation, settlement, loss, damage, expense or diminution in value in excess of $100,000 with respect to the Sellers, the Business or the Assets; and

            (c) None of the Sellers has received any notice or other communication (whether oral or written) from any Governmental Authority or any person or entity regarding:

                (i) any actual or alleged violation of, or failure to comply with, any Legal Requirement; or

                (ii) any actual or alleged obligation on the part of the Sellers to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

      3.24 Related Parties; Conflicts of Interest. Except as set forth on
Schedule 3.24 to this Agreement, no officer, director or shareholder of any of the Sellers, nor any Affiliate of any of the foregoing: (a) owns, directly or indirectly, any interest in, or is an employee or agent of, any entity which is a competitor, lessor, lessee, customer or supplier of the Sellers or the Business; (b) owns, directly or indirectly, any interest in any tangible or intangible property, asset or right which is part of the Acquired

Assets or which is used in or pertains to the Business; (c) has any cause of action or claim against, owes any amount to, or is owed any amount by the Sellers or the Business; (d) is a party to any Contract with or Proceeding involving the Sellers or relating to the Business; or (e) received a loan, gift or advance from the Sellers or the Business in the three year period preceding the Closing Date.

      3.25 Mining and Geological Information. The Sellers and the
Shareholders have provided by the Buyer all material geological data, reserve data, mine maps, core hole logs and associated data, coal measurements, coal samples, lithologic data, coal reserve calculations or reports, washability analyses or reports, mine plans, mining feasibility studies or analyses, mining permit applications and supporting data, preparation plant flowcharts, preparation plant efficiency reports or analyses, engineering studies and all other information, maps, material, reports and data in the possession or under the control of the Sellers or the Shareholders relating to or affecting the coal reserves, coal ownership, coal leases to the Sellers, coal leases from the Sellers to third parties, mining conditions, mines, preparation plant(s) and mining plans of the Sellers (collectively the "Mining Data"). To the Knowledge of the Sellers, true, correct and complete copies of the Mining Data, together with all exhibits, maps or supporting appendices thereto, have been delivered to the Buyer.

      3.26 Reclamation. Except as disclosed on Schedule 3.26, and except for matters which would not have a Material Adverse Effect on the Sellers, the Business or the Assets, (A) all reclamation, environmental and related work required by or under any Required Permit, Order of any Governmental Authority or any reclamation bond issued or held in connection with the Business or any of the Assets has been performed and completed in all respects in accordance with all applicable terms, conditions and Legal Requirements, and (B) the Sellers and the Shareholders are not delinquent or in default in carrying out and performing in all respects all such required reclamation, environmental and related work.

      3.27 Brokers or Finders. None of the Sellers nor any of the Sellers' officers, directors, employees or agents, nor any of the Shareholders, have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the sale of the Acquired Assets or the transactions contemplated by this Agreement.

      3.28 Disclosure. Except for statements or omissions which would not directly or indirectly generate, precipitate, initiate, cause, give rise to or result in any liability, obligation, settlement, loss, damage, expense or diminution in value in excess of $200,000 with respect to the Sellers, the Business or the Assets, no representation, warranty, information or statement made by the Sellers and the Shareholders in this Agreement or in any schedule or exhibit hereto contains any untrue statement of fact or omits to state any fact necessary in order to make the representation, warranty, information or statement herein or therein not misleading.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

      The Buyer hereby represents and warrants to the Sellers and the Shareholders as follows:

      4.01 Corporate Organization and Standing. The Buyer is a limited liability company duly organized and validly existing under the laws of the State of Alabama. The Buyer has the requisite power and authority to carry on its business as it is now being and contemplated to be conducted and to own and operate its properties and assets.

      4.02 Authorization. The Buyer has the requisite power and authority to execute, deliver and perform this Agreement and the agreements and documents referred to herein, and to consummate the transactions contemplated herein and therein. The Buyer has taken all actions required by law, its articles of organization and operating agreement or otherwise to authorize the execution, delivery and performance of this Agreement and the agreements and documents referred to herein, and to consummate the transactions contemplated herein and therein. This Agreement and the agreements and documents referred to herein will, when executed and delivered by the Buyer, constitute the legal, valid and binding obligation of the Buyer enforceable in accordance with their respective terms.

      4.03 No Violation. Except as set forth on Schedule 4.03, the execution, delivery and performance of this Agreement and the agreements and documents referred to herein, and the consummation of the transactions contemplated herein and therein, will not, with or without the passage of time or the giving of notice, or both, conflict with or result in a violation or breach of, or a default, right to accelerate, or loss of rights under, or require the consent, authorization, waiver by, filing or registration with, or notice to any Governmental Authority or any person or entity under:

            (a) any provision of the articles of organization or operating agreement of the Buyer;

            (b) any franchise, mortgage, deed of trust, security agreement, pledge agreement, lease, license, permit, instrument, Contract, consent, approval or waiver (in each case, whether oral or written) which would have a Material Adverse Effect on the Buyer;

            (c) any Legal Requirement which would have a Material Adverse Effect on the Buyer or the transactions contemplated hereby; or

            (d) any Order arising from any Proceeding to which the Buyer is a party or by which the Buyer may be bound or affected which would have a Material Adverse Effect on the Buyer or the transactions contemplated hereby.

      4.04 Disclosure. Except for statements or omissions which would not have a Material Adverse Effect on the Buyer, no representation, warranty, information or statement made by the Buyer in this Agreement or in any schedule or exhibit hereto contains any untrue statement of fact or omits to state any fact necessary in order to make the representation, warranty, information or statement herein or therein not misleading.

      4.05 Brokers and Finders. Neither the Buyer nor any of the Buyer's members, managers, officers, employees or agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the purchase of the Acquired Assets or the transactions contemplated by this Agreement.

      4.06 Litigation. There is no Proceeding or claim pending or, to the Knowledge of the Buyer, threatened which questions the validity of this Agreement, the transactions contemplated herein, or any actions taken or to be taken by the Buyer in connection with this Agreement.

      4.07 Financial Statements. Attached hereto as Schedule 4.07 is a true, correct and complete copy of the company prepared balance sheet of the Buyer dated as of December 31, 1996. Said balance sheet has been prepared in accordance with generally accepted accounting principles and fairly presents the financial condition of the Buyer as of the date thereof.

                                    ARTICLE V
                            COVENANTS BEFORE CLOSING

      5.01 Covenants of the Sellers and the Shareholders Before the Closing. From the date of this Agreement to the Closing Date, the Sellers and the Shareholders hereby agree to, and the Shareholders hereby agree to cause the Sellers to comply with, the following:

            (a) Affirmative Covenants - Operation of the Business. Except as the Buyer may otherwise consent to in writing (it being understood that for purposes of this Section 5.01 the consent of the Buyer must be evidenced by a writing signed on behalf of the Buyer by John J. Faltis):

                (i) Operation of the Business. The Sellers shall hold and use the Assets and conduct the Business, and keep its books and records, only in the ordinary course of the Business consistent with past practice. The Sellers shall report to the Buyer periodically or promptly upon the Buyer's request concerning the status of the Business and the finances of each of the Sellers; and they shall confer with the Buyer before implementing any operational, management, personnel or other decision of a material nature. The Sellers shall maintain the Tangible Personal Property to be conveyed hereunder in good condition and repair, normal wear and tear excepted. The Sellers shall maintain insurance on the Assets and the Business, in full force and effect with responsible companies, comparable in amount, scope and coverage to that in effect on the date of this Agreement.

                (ii) Preservation of the Business. Without making any commitment on the Buyer's behalf, the Sellers and the Shareholders shall use their best efforts to preserve the Business, including preserving the Sellers' business organizations intact, keeping available the services of the current officers, employees and agents of the Sellers, keeping in full force and effect all material rights relating to the Assets and the Business and maintaining the relations and good will of the Sellers with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Sellers.

                (iii) Compliance with Contracts and Licenses. The Sellers shall fully and promptly perform and comply with each term, provision, condition and limitation of, and take all reasonable actions to keep in full force and effect, each of the Real Property Leases, the Real Property Contracts, the Other Contracts and the Required Permits in accordance with their terms.

                (iv) Compliance with Law. The Sellers shall duly comply with all Legal Requirements and Orders applicable to the Assets or the Business.

            (b) Negative Covenants-Operation of the Business. Except as the Buyer may otherwise consent to in writing:

                (i) Liens. The Sellers shall not, in whole or in part, encumber, pledge, mortgage or subject to any Lien all or any part of the Assets or any right or interest therein.

                (ii) Sales of Assets. The Sellers shall not convey, sell or otherwise transfer all or any part of the Assets or any right or interest therein, or grant or sell any option or right to purchase all or any part of the Assets, except in the ordinary course of the Business consistent with past practice.

                (iii) Contracts and Licenses. The Sellers shall not agree to or permit any modification, alteration or amendment of any of the terms, provisions, or conditions, or any termination, of any of the Real Property Leases, the Real Property Contracts, the Other Contracts or the Required Permits.

                (iv) Inventories. The Sellers shall not allow the inventories of coal or the levels of raw materials, supplies, spare parts and other materials needed for the Business and included in the Acquired Assets to vary materially from the levels maintained consistent with past practices and except through sales in the ordinary course of the Business consistent with past practice.

                (v) Settlements and Compromises. The Sellers shall not enter into any compromise or settlement of any Proceeding relating to the Assets, the Assumed Liabilities or the Business.

                (vi) Dividends and Distributions. The Sellers shall not declare or pay any dividends or any other distributions of any kind or character on, or purchase or otherwise acquire or agree to acquire for consideration of any kind, any shares of their common stock.

                (vii) Compensation. The Sellers shall not increase, or enter into any new agreement or plan for, the compensation of any director, officer or employee.

            (c) Conduct. Except as provided for in this Agreement, or as the Buyer may otherwise consent to in writing, the Sellers and the Shareholders shall not enter into any transaction, take any action, or, to the best of the ability of the Sellers and the Shareholders, permit any event to occur, which would result, at any time, in any of the representations and warranties contained in this Agreement, or the information set forth on any Schedule attached hereto, not being true and correct immediately after such transaction has been entered into or consummated, or immediately after such event has occurred, or on the Closing Date.

            (d) Interim Financial Statements. The Sellers shall deliver to the Buyer within 25 days after the end of each month a copy of the company-prepared balance sheet of each Seller for such month and the related company prepared statements of income and cash flow for such month, together with the notes to such financial statements.

            (e) Advice of Changes. The Sellers shall promptly advise the Buyer in writing of any occurrence, fact or condition of which any of the Sellers becomes aware which, if it had taken place, had existed or had been known on the date hereof, would cause or constitute a breach of any representation or warranty under this Agreement. Should any such occurrence, fact or condition require any change to any schedule to this Agreement, the Sellers shall promptly deliver to the Buyer a written supplement to the affected schedule specifying such change. During the same period, the Sellers and the Shareholders also shall promptly notify the Buyer of the occurrence of any event that would make the satisfaction of the conditions in Article VIII impossible or unlikely.

            (f) Access. Each of the Sellers shall provide to the Buyer and to its counsel, accountants and other representatives full and free access during normal business hours to all of the Sellers' properties, personnel, Contracts, books and records, and other documents and data relevant to the Assets or the Business and shall furnish to the Buyer and such representatives all such additional financial, operating, and other relevant information and data with respect to the Assets and the Business that the Buyer may, from time to time, reasonably request. The Buyer shall have the right to make copies of all such Contracts, books and records and other documents and data, at its expense. The Sellers shall cooperate and assist, to the extent reasonably requested by the Buyer, with the Buyer's investigation of the Assets and the Business.

            (g) Cooperation. The Sellers and the Shareholders shall, upon request of the Buyer or its representatives, execute and deliver all documents, provide information, testify in any Proceeding, and do all other acts that may be reasonably necessary, incidental or advisable, in the Buyer's opinion, to consummate the transactions contemplated in this Agreement, including the financing to be obtained by the Buyer, all without further consideration; provided, however, that the Buyer shall reimburse the Sellers and the Shareholders for their reasonable, pre-approved out-of-pocket expenses incurred in performing the obligations under this subsection.

            (h) Consents and Approvals.

                (i) General. The Sellers and the Shareholders shall use their best efforts to obtain, in writing, as promptly as possible all approvals, consents and authorizations required to be obtained in order to effect the transactions contemplated under this Agreement, which shall be in form and substance satisfactory to the Buyer and its counsel, and shall deliver to the Buyer copies of all such approvals, consents and authorizations.

                (ii) Required Approvals. As promptly as practicable after the date of this Agreement, the Sellers and the Shareholders shall make all filings legally required to be made by them to effect the transactions contemplated under this Agreement (including all filings under the Hart-Scott-Rodino Act ("HSR Act")) and shall cooperate with the Buyer in taking all further actions to obtain such approvals as soon as practicable (including taking all actions requested by the Buyer to cause early termination of any applicable waiting period under the HSR Act). The Sellers and the Shareholders shall also cooperate with the Buyer and its representatives in regard to all filings the Buyer elects or is legally required to make to effect the transactions contemplated under this Agreement and obtaining such approvals as soon as practicable.

                (iii) Estoppel Certificates. The Sellers and the Shareholders shall obtain a certificate dated not more than 30 days before the Closing Date, from each party contracting with the Sellers under the Contracts set forth on
Schedule 5.01(h)(iii) certifying that, so far as the interests of the certifying party are concerned the relevant Contract is in good standing and in full force and effect, that the relevant Contract has not been amended, supplemented or extended (except as set out in this Agreement or any Schedule to this Agreement) and that no known default, or known event that, with notice or the passage of time, or both, would constitute a default under the relevant Contract has occurred and is continuing.

            (i) No Negotiations. Upon execution of this Agreement, the Sellers and the Shareholders shall immediately terminate all discussions with any person or entity (other than the Buyer) relating to any transaction involving the sale of any of the shares of stock or Assets of the Sellers (other than sales of assets in the ordinary course of the Business consistent with past practice), and shall promptly request in writing the return of all information distributed to any third party relating to the Sellers or the Assets. From the date of this Agreement until such time as this Agreement shall be terminated pursuant to
Section 9.01, the Sellers and the Shareholders shall not, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of, act on or bring to a vote of the directors or shareholders of any of the Sellers any inquiries or proposals from any person or entity (other than the Buyer) relating to any transaction involving (A) the sale of any of the Assets (other than in the ordinary course of the Business consistent with past practice), (B) the sale by any of the Shareholders of his stock in any of the Sellers, or any part thereof, (C) the sale of the Business or any part thereof, or (D) the merger, consolidation or other reorganization of any of the Sellers. After the Closing, the Sellers and the Shareholders shall use reasonable efforts to recover any information regarding the Sellers and the Assets not returned by any third party.

            (j) Corporate Approvals. The Sellers and the Shareholders shall promptly take all actions necessary to obtain all approvals by the directors or shareholders of Sellers, or both, of the transactions contemplated in this Agreement as required by law and the articles of incorporation and the bylaws of the Sellers. In any vote of the shareholders of the Sellers on the transactions contemplated herein, the Shareholders agree to vote their shares of stock in the Sellers in such a manner as to approve the transactions contemplated in this Agreement.

            (k) Best Efforts. The Sellers and the Shareholders shall use their best efforts to cause the conditions in Article VIII to be satisfied.

      5.02 Covenants of the Buyer Before the Closing. From the date of this Agreement to the Closing Date:

            (a) Permits. The Buyer shall, as soon as practicable, file all documents and information, and respond to any and all requests for information and documents, which may be required by any Governmental Authority for the transfer, assignment or termination and reissuance of any of the Required Permits.

            (b) Confidentiality. The Buyer shall keep confidential and shall not disclose any of the documents and information related to the Assets or the Business which the Buyer reviews or has in its possession to any third party, other than the Buyer's counsel, accountants consultants and other authorized representatives.

            (c) Best Efforts. The Buyer shall use its best efforts to cause the conditions in Article VII to be satisfied.

            (d) Cooperation. The Buyer shall, upon the reasonable request of the Sellers, execute and deliver all documents, provide information, testify in any Proceeding, and do all other acts that may be reasonably necessary, incidental or advisable, in the Sellers' opinion, to consummate the transactions contemplated in this Agreement.

            (e) Financing. The Buyer shall use its best efforts to obtain the financing which is a condition precedent in Section 8.10.

                                   ARTICLE VI
                                 OTHER COVENANTS

      The Buyer and the Sellers and the Shareholders hereby agree to, and the Shareholders hereby agree to cause the Sellers to comply with, the following:

      6.01 Property Taxes. The Buyer shall assume ad valorem property taxes in accordance with Schedule 2.05(a).

      6.02 Removal of Excluded Assets. All Excluded Assets shall be removed by the Sellers and the Shareholders, at their expense, from any property which is a part of the Acquired Assets no later than sixty (60) days after the Closing Date, unless the Buyer otherwise consents in writing to a longer period for such removal, such consent not to be unreasonably withheld. The Sellers and the Shareholders hereby release the Buyer from any liability or obligation with respect to the Excluded Assets and agree to maintain adequate insurance with respect thereto, naming the Buyer as an additional named insured, until such time as all of the Excluded Assets are removed as provided herein. If the Sellers and the Shareholders fail to remove such property within said 60 day period, or such longer period consented to by the Buyer, then at the expiration of such period, the Buyer may, in its sole discretion, remove and dispose of such property and the Sellers and the Shareholders shall reimburse the Buyer for the costs, expenses and liabilities relating to such removal and disposal. The Buyer hereby grants the Sellers access to the property which is a part of the Acquired Assets and on which any Excluded Asset is situate for the purpose of the removal thereof.

      6.03 Existing Citations. Without affecting the responsibility of the Sellers and the Shareholders for the Retained Liabilities, the Sellers and the Shareholders specifically agree that they shall, from and after the date hereof, diligently seek to remedy and correct, prior to the Closing, any and all violations or deficiencies relating to or affecting the Assets or the Business that are set out in Schedule 3.14(c) attached hereto.

      6.04 Remedial Action. Without affecting the responsibility of the Sellers and the Shareholders for the Retained Liabilities, responsibility for taking and bearing the expense of any remedial action required by any notice, Order, citation, letter, report, or other directive issued by any Governmental Authority, with respect to the Assets or the Business shall be allocated among the parties as follows:

            (i) If such notice, Order, citation, letter, report or other directive is issued on or before the Closing Date relating to activities or operations conducted outside the ordinary course of business, or is issued after the Closing Date relating to operations or activities conducted outside the ordinary course of business on or before the Closing Date, the Sellers and the Shareholders shall be responsible for taking the remedial action required, all at the expense of the Sellers and the Shareholders.

            (ii) If such notice, Order, citation, letter, report or other directive is issued on or before the Closing Date relating to activities or operations conducted in the ordinary course of business, or is issued after the Closing Date relating to activities or operations conducted in the ordinary course of business on or before the Closing Date, the Buyer shall be responsible for taking the remedial action required, all at the expense of the Buyer.

            (iii) If such notice, Order, citation, letter, report or other directive is issued after the Closing Date relating to any of the Excluded Assets, the Retained Liabilities, or the operations or activities of the Sellers related to the Excluded Assets or the Retained Liabilities after the Closing Date, the Sellers and the Shareholders shall be responsible for taking the remedial action required, all at the expense of the Sellers and the Shareholders.

            (iv) If such notice, Order, citation, letter, report or other directive is issued after the Closing Date relating to operations or activities conducted by the Buyer after the Closing Date, the Buyer shall be responsible for taking the remedial action required, at the Buyer's expense.

      6.05 Transfer of Permits. If the consent of any Governmental Authority or any person or entity is required as a condition of the assignment and transfer to the Buyer of any of the Required Permits, the Buyer and the Sellers and the Shareholders agree to cooperate fully with each other in every reasonable way and to take all reasonable steps to obtain such consent and to effect such assignments and transfers. If any of such Required Permits cannot be assigned and transferred to the Buyer, the Buyer may promptly apply for a replacement; and the Sellers agree to cooperate fully in every reasonable way to obtain such replacement. In the event all of the conditions precedent to the Closing have been either satisfied or waived except for the condition precedent contained in
Section 8.03, the parties agree to close the transaction contemplated in this Agreement in escrow pending satisfaction of the condition precedent in Section
8.03 pursuant to a mutually satisfactory escrow agreement.

      6.06 Assigned Contracts. To the extent that any of the Contracts to be assigned hereunder is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof, if such assignment would constitute a breach thereof. If the Sellers shall be unable to obtain a consent necessary for the assignment of their title to, interest in, or rights under any Contract to be assigned hereunder, then, if the Buyer waives such consent as a condition to the performance of its obligations hereunder, the Sellers and the Shareholders will fully cooperate in any reasonable arrangement designed to enable the Sellers and the Shareholders to perform their obligations hereunder, and to provide for the assumption by the Buyer of the benefits, risks and burdens of any such Contract, including enforcement at the cost of and for the account of the Buyer of any and all rights of any of the Sellers against the other party thereto arising out of the future cancellation thereof after the Closing by such other party; but the Buyer shall not be required by this Section to enter into, or to accept as a substitute for performance by the Sellers and the Shareholders hereunder, any arrangement that would impose any material additional cost, expense or liability on the Buyer or that would deprive the Buyer of any material benefits or rights contemplated to be transferred to the Buyer pursuant to the transactions contemplated under this Agreement.

      6.07 Accounts Receivable. From and after the Closing, (i) the Buyer shall undertake to collect the Accounts Receivable, (ii) if requested by the Buyer, the Sellers and the Shareholders shall cooperate with the Buyer in the collection of the Accounts Receivable, and (iii) the Sellers and the Shareholders shall promptly remit to the Buyer all monies received by them in payment of the Accounts Receivable.

      6.08 Sellers' Employees. It is understood and agreed to by the parties hereto that, upon the Closing of the transactions contemplated in this Agreement, the Buyer has no obligation to hire or employ any of the employees of the Sellers. The Sellers shall, prior to the Closing, discharge all of their employees before the Closing, pay all wages, salaries, bonuses, accrued vacation, vehicle lease payments, bereavement pay, jury duty pay, sick leave pay, severance pay and accrued holiday pay (including related payroll and withholding taxes) owing to the Sellers' employees and make all payments on behalf of the Sellers' employees to any pension, retirement, profit-sharing plan, thrift-savings plan, or deferred compensation plan, if any. The Sellers agree to promptly use all sums paid to them under Section 2.03(e) for the sole purpose of discharging their obligations under this Section 6.08. Any sums paid to the Sellers under Section 2.03(e) which are not used by the Sellers to discharge their obligations under this Section 6.08 shall be promptly returned to the Buyer.

      6.09 Specific Performance. The Sellers and the Shareholders acknowledge that the Buyer will have no adequate remedy at law if the Sellers and the Shareholders fail to perform their obligations under this Agreement; and the Buyer acknowledges that the Sellers and the Shareholders will have no adequate remedy at law if the Buyer fails to perform any of its obligations under this Agreement. If the Sellers and the Shareholders fail to perform any of their obligations under this Agreement, the Buyer shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. If the Buyer fails to perform any of its obligations under this Agreement, the Sellers and the Shareholders shall have the right, in addition to any other rights they may have, to specific performance of this Agreement.

      6.10 Expenses. Whether or not the transactions contemplated in this Agreement are consummated or fail to be consummated for any reason whatsoever, the responsibility for payment of the costs and expenses of the transactions contemplated in this Agreement shall be allocated as follows:

            (a) The Sellers and the Shareholders shall be responsible for and shall pay the following costs and expenses:

                (i) all sales, use, bulk sales, transfer and other taxes payable to any Governmental Authority in connection with the transactions contemplated by this Agreement;

                (ii) all transfer, filing, excise, documentary, revenue stamp and similar fees and taxes payable in connection with the transactions contemplated by this Agreement; and

                (iii) one-half of all fees paid to the Federal Trade
Commission or the Department of Justice in connection with any filings required under the HSR Act; and

                (iv) all charges, costs and fees owed to any accountants, financial advisors, attorneys and other consultants, professionals, experts, agents or representatives engaged by any of the Sellers and the Shareholders in connection with the transactions contemplated by this Agreement.

            (b) The Buyer shall be responsible for and shall pay the following costs and expenses:

                (i) all licensing fees and taxes payable to the State of Alabama in connection with the registration of certificates of title to all motor vehicles transferred by the Sellers to the Buyer pursuant to this Agreement;

                (ii) all recording fees payable in connection with the transactions contemplated by this Agreement;

                (iii) one-half of all fees paid to the Federal Trade
Commission or the Department of Justice in connection with any filings required under the HSR Act; and

                (iv) all charges, costs and fees owed to any accountants, financial advisors, attorneys and other consultants, professionals, experts, agents or representatives engaged by the Buyer in connection with the transactions contemplated by this Agreement.

            (c) With respect to any other costs or expenses, each of the parties hereto shall pay its own costs and expenses.

            (d) In the event of termination of this Agreement, the obligations of each party to pay the costs and expenses as provided under the preceding subsections of this Section 6.10 will be subject to any rights of such party arising from a breach of this Agreement by another party.

      6.11 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated herein will be issued, if at all, at such time and in such manner as the parties shall determine. Unless consented to by the other parties hereto in advance (which consent shall not be unreasonably withheld) or legally required, the parties agree to keep the terms of this Agreement strictly confidential and to make no disclosure thereof to any Governmental Authority or person or entity.

      6.12 Confidentiality; Return and Retention of Documents. If the parties fail to close the transactions contemplated in this Agreement for any reason permitted hereunder, then the Buyer shall promptly return to the Sellers all documents delivered by any of the Sellers to the Buyer or obtained by the Buyer from any of the Sellers in connection herewith, and the Buyer shall not disclose to third parties, unless required to do so by law, any information obtained from any of the Sellers in connection with this Agreement or during the prior and subsequent negotiations relating to this Agreement. The Sellers may, at their expense, make and retain copies of any document of the Sellers delivered to the Buyer which relates to the Assets and the Business as the Sellers deem advisable for their files. After the consummation of the transaction contemplated in this Agreement, the Sellers and the Shareholders shall not disclose to any third party, unless required to do so by law, any information regarding the Acquired Assets or the Business. In the event the Sellers and the Shareholders are required by law to disclose any such information, the Sellers and the Shareholders shall promptly notify the Buyer prior to any required disclosure and shall cooperate with the Buyer to obtain a protective order for such information required to be disclosed.

      6.13 Further Assurances. At or after the Closing, the Sellers will, at the request of the Buyer, execute and deliver to the Buyer all such further assignments, agreements and other documents as the Buyer may reasonably request in order to accomplish, and to perfect and record, if necessary, the sale, conveyance, transfer and delivery to the Buyer of the Acquired Assets as contemplated in this Agreement and to otherwise carry out the intent of this Agreement.

      6.14 Covenant Not to Compete. For a period of five years from the Closing Date, the Sellers and Stranahan hereby agree that they will not, individually or collectively, directly or indirectly, within the State of Alabama, own, manage, operate, control, be employed by, loan money to, participate in, or be connected in any manner whatsoever with the ownership, management, financing, operation or control of any business engaged in the mining or producing coal in Alabama, or marketing or selling coal to be used in Alabama, or any other business conducted by the Sellers in connection with the Business. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.14 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      6.15 Delivery of Promissory Notes. Immediately following the Closing, the Buyer shall execute and deliver to the Shareholders, as appropriate, promissory notes in amounts and upon terms and conditions substantially similar to those attached hereto as Exhibits 6.15(A) and 6.15(B), and the Shareholders shall simultaneously deliver to the Buyer the originals of all of the notes or other evidences of indebtedness, marked canceled, which are being replaced by the promissory notes delivered by the Buyer hereunder.

      6.16 Change of Name; Liquidation. Contemporaneous with the Closing Date, Oak Mountain Energy shall take all actions necessary or incidental to change its name to one dissimilar to its present name and the Buyer's name. After the Closing, each of the other Sellers shall promptly liquidate its assets and dissolve.

      6.17 Buyer's Financial Statements. So long as the Buyer has any obligation to Stranahan under the Note, Section 2.03(d) or the promissory note delivered to Stranahan pursuant to Section 6.15, the Buyer shall provide Stranahan with a copy of the Buyer's quarterly internal financial statements and a copy of the Buyer's annual audited financial statements as soon as reasonably possible after the same have been completed. Stranahan shall maintain such financial statements in strict confidence and shall not use or disclose such financial statements to any person or entity.

                                   ARTICLE VII
                           CONDITIONS PRECEDENT TO THE
                  SELLERS' AND THE SHAREHOLDERS' PERFORMANCE

      The performance of the obligations of the Sellers and the Shareholders under this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any or all of which may be waived, in whole or in part, without prior notice:

      7.01 Performance of Agreements. The Buyer shall have performed, satisfied and complied with, in all material respects, all covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

      7.02 Accuracy of Representations and Warranties. All representations and warranties of the Buyer contained in this Agreement or any written statement delivered by the Buyer to the Sellers and the Shareholders under this Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date, as though made on and as of that date, without giving effect to any supplement to the Schedules hereto.

      7.03 Absence of Litigation and Proceedings. No Proceeding or claim before any Governmental Authority or any person or entity challenging the transactions contemplated by this Agreement shall have been instituted or be pending; and no Legal Requirement or Order of any Governmental Authority which prohibits the sale of the Acquired Assets, or any material part thereof, to the Buyer or the consummation of any of the transactions contemplated under this Agreement shall have been adopted or issued or shall otherwise be in effect.

      7.04 Hart Scott Rodino Act. If applicable, any waiting period for the HSR Act shall have expired without a request for further information or a filing of a complaint for injunctive relief.

      7.05 Authority. The execution and delivery of this Agreement by the Buyer and the performance of the Buyer's covenants and obligations hereunder shall have been duly authorized by all necessary action of the Buyer and its members and managers.

      7.06 Deliveries. The Sellers and the Shareholders shall have received from the Buyer all of the deliveries required to be made under Section 2.07(b).

      7.07 Additional Documents. The Buyer shall have caused the delivery to the Sellers and the Shareholders of such other documents as they may reasonably request for the purpose of:

                (i) enabling their counsel to provide the opinion referred to in Section 2.07;

                (ii) evidencing the accuracy of any representation or warranty of the Buyer under this Agreement;

                (iii) evidencing the Buyer's performance or satisfaction of, or compliance with, in all material respects, any covenant or obligation required to be performed or complied with by the Buyer under this Agreement prior to the Closing;

                (iv) evidencing the satisfaction of any condition referred to in this Article VII; or

                (v) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

      7.08 Release of Liability. Except for the release of Ryan and Oak Mountain Energy under the contract identified as item 4 on Schedule 2.01(e), the Sellers and the Shareholders shall have been released from any liability or obligation under any guaranty or Contract relating to the Assumed Liabilities and identified on Schedule 7.08. The Sellers and the Shareholders agree to use their best efforts to assist the Buyer in obtaining the releases under this Section 7.08.

      7.09 Documents Delivered. The form and substance of all consents, approvals, certificates, instruments, opinions and other documents to be delivered by or relating to Buyer under this Agreement shall be satisfactory in all reasonable respects to the Sellers and their counsel.

      7.10 Employment Agreements. The execution by the Buyer of employment agreements with Rodney Camp and Terry Charcandy substantially similar in form and substance to those attached hereto as Exhibits 7.10(A) and 7.10(B).

                                  ARTICLE VIII
                CONDITIONS PRECEDENT TO THE BUYER'S PERFORMANCE

      The performance of the obligations of the Buyer hereunder is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived by the Buyer, in whole or in part, without prior notice:

      8.01 Performance of Agreements. The Sellers and the Shareholders shall have performed, satisfied and complied with, in all material respects, all covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

      8.02 Accuracy of Representations and Warranties. All representations and warranties of the Sellers and the Shareholders contained in this Agreement or in any written instrument delivered to the Buyer by the Sellers and the Shareholders under this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of that date, without giving any effect to any supplement to the Schedules hereto.

      8.03 Permits. All Required Permits for the Buyer's continuation after the Closing of the Business as operated by the Sellers must have been transferred to and obtained by the Buyer and must be in full force and effect.

      8.04  Absence of Litigation and Proceedings.

            (a) Except as set out in this Agreement or on a Schedule attached hereto, no Proceeding or claim before any Governmental Authority (i) pertaining to the transactions contemplated by this Agreement, or (ii) involving any of the Assets or the Business shall have been instituted, be pending or, to the Knowledge of the Sellers, be threatened on the Closing Date.

            (b) Since the date of this Agreement, there must not have been commenced or threatened against the Buyer or against any Affiliate of the Buyer any Proceeding

                (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or

                (ii) that is likely to have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with any of the transactions contemplated by this Agreement.

      8.05 Documents Delivered. The form and substance of all consents, approvals, certificates, instruments, opinions and other documents to be delivered by or relating to the Sellers and the Shareholders under this Agreement shall be satisfactory in all reasonable respects to the Buyer and its counsel.

      8.06 Material Adverse Changes. From the date of this Agreement to the Closing Date, there shall not have been, or be, any material adverse change in the Acquired Assets or the Business.

      8.07 Authority. The execution and delivery of this Agreement by the Sellers and the Shareholders and the performance of their obligations and covenants hereunder shall have been duly authorized by all necessary action, corporate or otherwise, of the Sellers and their shareholders.

      8.08 No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated by this Agreement will directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Buyer or any Affiliate of the Buyer to suffer any material adverse consequences under any Legal Requirement or Order.

      8.09 Due Diligence. The Buyer shall have completed a due diligence investigation satisfactory to the Buyer relating to the Assets, the Business, the Sellers and the Shareholders. Without limiting the foregoing, such due diligence investigation shall include receipt of environmental, reserve, feasibility and other such studies with respect to the Assets and the Business which are acceptable to the Buyer in its sole discretion, and receipt of (i) title and lien searches and other evidence certifying that the title to the Acquired Assets is as described in Section 3.12 and (ii) title abstracts or similar reports acceptable to the Buyer relating to the title of the lessors to the coal subject to the Real Property Leases.

      8.10 Financing. The Buyer shall be in a position to close and receive funding under a non-recourse long-term credit facility to provide funds to consummate the transactions under this Agreement and to use and operate the Acquired Assets after the Closing as contemplated by the Buyer. The financing under the non-recourse long-term credit facility shall (i) be provided by a lender or lenders reasonably satisfactory to the Buyer, and who accept the existing contracts, lease, security and the executed asset purchase agreement "as is", and (ii) be upon such terms and conditions as are (A) customary in providing non-recourse financing for the acquisition and expansion of a large scale deep coal mining operation on a non-recourse basis and (B) reasonably satisfactory to the Buyer.

      8.11 Hart Scott Rodino Act. If applicable, any waiting period for the HSR Act shall have expired without a request for further information or a filing of a complaint for injunctive relief.

      8.12 Title Matters. The Buyer shall have obtained at standard rates from a title insurance company satisfactory to the Buyer policies of title insurance, or conditional commitments to issue same dated the Closing Date in face amounts and in form satisfactory to the Buyer insuring the Buyer's interest in each parcel of Owned Real Property identified on Schedule 2.01(a), subject only to the matters set forth on Schedule 3.12(a) and such other matters as may be approved by the Buyer in its sole discretion.

      8.13 Deliveries. The Buyer shall have received from the Sellers and the Shareholders all of the deliveries required to be made under Section 2.07(a).

      8.14 Additional Documents. The Sellers and the Shareholders shall have caused the delivery to the Buyer of such other documents as it may reasonably request for the purpose of:

                (i) enabling their counsel to provide the opinion referred to in Section 2.07;

                (ii) evidencing the accuracy of any of the Sellers' and the Shareholders' representations and warranties;

                (iii) evidencing the Sellers and the Shareholders performance or satisfaction of, or compliance with, in all material respects, any covenant or obligation required to be performed or complied with by the Sellers and the Shareholders under this Agreement prior to the Closing;

                (iv) evidencing the satisfaction of any condition referred to in this Article VIII; or

                (v) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

      8.15 Employment Agreements. The execution by Rodney Camp and Terry Charcandy of employment agreements with the Buyer substantially similar in form and substance to those attached hereto as Exhibits 7.10(A) and 7.10(B).

      8.16 Title Due Diligence. The Buyer shall not have discovered any defects in the title to surface property or coal subject to the Real Property Leases that would have a material adverse effect on the Buyer or the Acquired Assets.

                                   ARTICLE IX
                                   TERMINATION

      9.01 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

            (a) by either the Buyer or the Sellers and the Shareholders if a material breach of any provision of this Agreement has been committed by any of the parties on the other side of the transactions contemplated herein and such breach has not been waived;

            (b) by the Buyer, if any of the conditions in Article VIII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement), and the Buyer has not waived such condition on or before the Closing Date; provided, the Buyer's right of termination under this Section 9.01(b) due to its findings as a result of its due diligence investigation and inquiry pursuant to Section 8.09 above, and which do not otherwise provide a right of termination by the Buyer hereunder, shall expire at midnight on

March ____, 1997, and further provided that the Buyer's right of termination under this Section 9.01(b) due to a failure to comply with the Closing conditions set forth in Section 8.04(a)(ii), 8.06 and 8.16 shall expire at midnight on April 2, 1997;

            (c) by the Sellers and the Shareholders, if any of the conditions in
Article VII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Sellers and the Shareholders to comply with their obligations under this Agreement), and the Sellers and the Shareholders have not waived such condition on or before the Closing Date;

            (d) by mutual consent of the Buyer and the Sellers and the Shareholders; or

            (e) by either the Buyer or the Sellers and the Shareholders if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before midnight on April 2, 1997; provided, however, that if all of the conditions precedent in Article VIII have been either satisfied or waived by the Buyer except the conditions precedent in Section 8.10 or Section 8.11, and provided further, if the Buyer shall have provided the Sellers and the Shareholders with a copy of a standard commitment letter with respect to the financing specified in Section 8.10, containing usual and customary terms and conditions for financings of like nature, the Buyer shall have the right to extend the termination date from midnight on April 2, 1997, to midnight on April 17, 1997. In such event, the conditions to Closing not specifically terminating in Section 9.01(b) above must be either satisfied or waived by Buyer before it shall be obligated to satisfy its obligations hereunder on the Closing Date.

      9.02 Effect of Termination. Each party's right of termination under
Section 9.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.01, all further obligations of the parties under this Agreement will terminate, except that obligations in Sections 5.02(b), 6.10, 6.11, and 6.12 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                    ARTICLE X
                       SURVIVAL; INDEMNIFICATION; REMEDIES

      10.01 Survival. Subject to the limitations set forth in Section 10.4(a) below, all representations, warranties, covenants, and obligations in this Agreement (including indemnification obligations), the Schedules, the supplements to the Schedules, and any certificate, document or conveyance instrument delivered pursuant to this Agreement will survive the Closing. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy with respect to the breach or violation of any other representation, warranty, covenant or obligation.

      10.02 Indemnification and Reimbursement by the Sellers. Subject to the limitations set forth in Section 10.04, the Sellers and the Shareholders, jointly and severally, shall indemnify and hold harmless the Buyer, and its managers, members, officers, representatives, agents, employees and Affiliates (collectively, the "Indemnified Persons"), and will reimburse the Indemnified Persons, for any loss, liability, claim, settlement, damage, expense (including costs of investigation and defense and reasonable attorneys' fees, including attorneys' fees connected with any enforcement of this covenant) diminution of value, costs of cleanup, containment or other remediation, whether or not involving a third-party claim (collectively, "Damages"), arising from or in connection with any or all of the following:

            (a) any breach of any representation or warranty made by the Sellers and the Shareholders in this Agreement, the Schedules, the supplements to the Schedules, the certificate delivered pursuant to Section 2.07(a), or any conveyance instrument or any other document, writing or instrument delivered by the Sellers and the Shareholders pursuant to this Agreement; or

            (b) any breach by the Sellers and the Shareholders of any covenant or obligation of the Sellers and the Shareholders in this Agreement, any conveyance instrument or in any document, writing or instrument delivered by the Sellers and the Shareholders pursuant to this Agreement.

      10.03 Indemnification and Reimbursement by the Buyer. Subject to the limitations set forth in Section 10.04, the Buyer will indemnify and hold harmless the Sellers and the Shareholders, and their Affiliates and the Sellers' stockholders, directors, officers, representatives and agents, and will reimburse them for any Damages arising from or in connection with:

            (a) any breach of any representation or warranty made by the Buyer in this Agreement or in any document, writing or instrument delivered by the Buyer pursuant to this Agreement; or

            (b) any breach by the Buyer of any covenant or obligation of the Buyer in this Agreement or in any document, writing or instrument delivered by the Buyer pursuant to this Agreement.

      10.04 Limitations. The indemnification obligations under this Article X shall be limited as follows:

            (a) No indemnified party shall have any right to indemnification under this Agreement from any indemnifying party, unless notice of the claim of the party to be indemnified has been given to the indemnifying party within two years after the Closing Date, provided, however, that:

                  (i) with regard to an indemnity claim relating to tax matters, notice of the claim of the party to be indemnified must be given to the indemnifying party on or before the expiration of the statute of limitations applicable to such tax matters; and

                  (ii) the obligations of the Sellers and the Shareholders to indemnify for Damages under any indemnity claim arising from or related to any of the Excluded Assets, any of the Retained Liabilities, any general warranty of title in any deed delivered to the Buyer pursuant to Section 2.07(a), or the power and authority of the Sellers and the Shareholders to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein shall continue indefinitely.

            (b) Except as provided in Section 10.04(f), the Sellers and the Shareholders shall have no obligation to indemnify the Indemnified Persons for Damages under any indemnity claim until such time, if ever, as the aggregate amount of all such Damages shall exceed $200,000 (the "Basket"), and then, subject to Section 10.04(c) below, only to the extent of such excess. If there is a breach of a representation or warranty that contains its own threshold amount, then the entire Damages resulting from such breach shall be applied against the Basket. For example, if there is a breach of Section 3.19(a)(i) (which contains a $100,000 threshold amount), and the Damages resulting from such breach total $150,000, then the entire $150,000 shall be applied against the Basket.

            (c) Except as provided in Section 10.04(f), the aggregate liability of the Sellers and the Shareholders with respect to all indemnity claims shall not exceed $13,000,000 (the "Ceiling Amount").

            (d) Except as provided in Section 10.04(f):

                  (i) the liability of Stranahan with respect to any indemnity claim shall not exceed 40% of the amount of such indemnity claim, and the aggregate liability of Stranahan with respect to all indemnity claims shall not exceed 40% of the Ceiling Amount; and

                  (ii) the liability of Ryan with respect to any indemnity claim shall not exceed 60% of the amount of such indemnity claim, and the aggregate liability of Ryan with respect to all indemnity claims shall not exceed 60% of the Ceiling Amount.

            (e) Except as provided in Section 10.04(f) and in Subsection 10.04(e)(iii) below, until such time, if ever, as the aggregate amount of all Damages asserted by the Buyer against the Sellers and the Shareholders under this Article X exceeds $8,750,000, the Buyer and the Sellers and the Shareholders agree that each indemnity claim asserted by the Buyer shall be satisfied as follows:

                  (i) 40% of each such indemnity claim shall be satisfied by immediately reducing the outstanding principal balance and accrued interest due under the Note. Thereafter, the amount of each subsequent principal installment due under the Note shall be adjusted so that the principal balance due thereunder after set-off under this paragraph shall be paid over the remaining term of the Note in approximately equal monthly installments. In the event the principal balance and accrued interest due under the Note is less than 40% of any indemnity claim, then the Buyer may satisfy such indemnity claim by immediately reducing the outstanding principal balance and accrued interest due under the Note to zero and proceeding against the Sellers and the Shareholders under Subsection (iii) below with respect to that portion of the indemnity claim not satisfied under this subparagraph (i).

                  (ii) the remaining 60% of each such indemnity claim (the "Remaining Amount") shall be satisfied by ceasing all payments under the Royalty Agreement and the bonus in paragraph 5 of the Ryan Employment Agreement until such time as the amount of the payments which would have been paid under said Royalty Agreement and bonus equals the Remaining Amount plus interest at the rate of 10% per annum on that portion of the Remaining Amount outstanding from time to time. Thereafter, payments under the Royalty Agreement and bonus under paragraph 5 of the Ryan Agreement shall resume in accordance with their terms.

                  (iii) In the event the aggregate amount of all Damages asserted by the Buyer against the Sellers and the Shareholders pursuant to this
Article X exceeds $8,750,000, the Buyer shall have the right to seek an indemnity claim for such excess Damages from the Sellers and the Shareholders as provided under this Agreement and by law.

            (f) The limitations set forth in Sections 10.04(b), (c), (d) and (e) shall not apply with respect to any obligation of the Sellers and the Shareholders to indemnify for Damages under any indemnity claim arising from or related in any way to (i) any of the Excluded Assets, (ii) any of the Retained Liabilities, (iii) the breach or violation of any covenant of the Sellers and the Shareholders in Section 6.04(i), 6.04(iii), 6.07, 6.08, 6.10, 6.13 or 6.14,
or (iv) any general warranty of title in any deed delivered to the Buyer pursuant to Section 2.07(a).

            (g) The Buyer shall have no obligation to indemnify the Sellers and the Shareholders for Damages until such time, if ever, as the aggregate amount of all such Damages shall exceed $200,000, and then only to the extent of such excess; provided, however, that this limitation shall not apply with respect to any obligation of the Buyer to indemnify for Damages under any indemnity claim arising from or related in any way to the Acquired Assets or the Assumed Liabilities.

            (h) The provisions of this Article X shall not limit, restrict or otherwise affect any representation or warranty contained in any agreement, instrument or document delivered pursuant hereto.

            (i) The indemnification obligations of the parties under this
Article X shall be effective only upon the Closing of the transactions contemplated in this Agreement.

      10.05 Procedure for Indemnification C Third-Party Claims.

            (a) Within a reasonable time after receipt by an indemnified party under Section 10.02 or Section 10.03 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such Proceeding, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such Proceeding is prejudiced by the indemnifying party's failure to give such notice.

            (b) Except as provided in Section 10.05(c) and (d), if any Proceeding referred to in Section 10.05(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article X for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (x) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any person or entity and no effect on any other claims that may be made against the indemnified party; (y) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (z) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after notice from the indemnified party, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

            (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to (i) defend such Proceeding (with counsel reasonably satisfactory to the indemnified party and the indemnifying party) and
(ii) compromise or settle the same, but the indemnifying party will not be bound by any compromise or settlement effected without its consent (which may not be unreasonably withheld); provided, however, that with respect to a Proceeding relating to the matters identified in Section 2.05(b)(v)(A) or (B), the Buyer agrees that if it elects to assume the defense of such Proceeding, the Buyer will be responsible for its own fees incurred in investigating the matter and defending its interests.

            (d) Notwithstanding the other provisions of this Section 10.05, the Buyer shall be entitled to control any cleanup, any related Proceeding, and any other Proceeding with respect to any environmental matter for which indemnity is sought hereunder.

            (e) The Sellers and the Shareholders hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought by a third party against any Indemnified Person for purposes of any claim that an Indemnified Person may have against the Sellers and the Shareholders under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on the Sellers and the Shareholders with respect to such a claim anywhere in the world.

      10.06 Procedure for Indemnification C Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

                                   ARTICLE XI
                               GENERAL PROVISIONS

      11.01 Entire Agreement; Amendment. This Agreement, together with the attached Schedules and Exhibits and the supplements thereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and may not be amended except by writing duly executed by the parties hereto.

      11.02 Binding Effect and Benefit. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and permitted assigns.

      11.03 Assignment. The rights and obligations of any party arising under this Agreement, or any interest therein, shall not be assigned or otherwise transferred, in whole or in part, without obtaining the prior written consent of the other party or parties hereto.

      11.04 Waiver. The waiver by any party to this Agreement of compliance by any other party with, or of a breach of any other party of, any provision of this Agreement shall be made in writing executed by the party waiving such compliance and breach and shall be delivered to the party whose compliance or breach is being waived. The waiver by any party hereto of compliance with or breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach or failure to comply with any other provision of this Agreement. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking such action or making such investigation of compliance by any other party hereto with any representation, warranty, covenant or agreement contained in this Agreement.

      11.05 Severability. So long as the remaining provisions of this Agreement are sufficient to carry out the intent of the parties hereto, in the event one or more of the provisions of this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement, and the Agreement shall be construed as if such invalid, illegal or unenforceable provision was not a part of this Agreement.

      11.06 Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to this Agreement and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

      11.07 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Alabama without regard to conflicts of laws principles.

      11.08 Jurisdiction; Service of Process. Any Proceeding to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Alabama, County of Shelby,; and each of the parties hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Process in any Proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

      11.09 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date when delivered personally, (b) when transmitted by telecopy (receipt confirmed), provided that a copy is mailed by the end of the following business day by certified mail, return receipt requested, postage prepaid; (c) on the fifth business day after mailing, by United States certified mail, postage prepaid, return receipt requested, or (d) on the next business day following deposit with a nationally recognized overnight delivery service for next day delivery, to the parties at the following addresses and telecopy numbers:

    TO THE SELLERS:        [Name of appropriate Seller]
                           1051 Oak Mountain Drive
                           Pelham, AL  35124
                           Attn: Jimmie R. Ryan
                           Telecopy No: (205) 620-9070

    TO SHAREHOLDERS:       Jimmie R. Ryan
                           1051 Oak Mountain Drive
                           Pelham, AL  35124
                           Telecopy No: (205) 620-9070

                           Duane Stranahan, Jr.
                           4001 Tamiami Trail
                           Suite 390
                           Naples, FL 34103-3555
                           Telecopy No: (941) 643-3125

      With a copy to:      John F. De Buys, Esquire
                           Burr & Forman
                           Suite 3100, SouthTrust Tower
                           420 North Twentieth Street
                           Birmingham, AL  35203
                           Telecopy No:  (205) 458-5100

      TO THE BUYER:        Oak Mountain Energy, L.L.C
                           2708 Cranberry Square
                           Morgantown, WV 26505
                           Attn:  President
                           Telecopy No: (304) 594-1685

      With a copy to:      Anker Coal Group, Inc.
                           2708 Cranberry Square
                           Morgantown, WV 26505
                           Attn:  President
                           Telecopy No: (304) 594-1685

                           and

                           Kiewit Alabama Mining Company
                           1000 Kiewit Plaza
                           Omaha, NE  68131
                           Attn:  President
                           Telecopy No: (402) 271-2830

Any party may change its address or telecopy number for the purposes of this section by giving the other parties hereto written notice of such new address or number in the manner set forth above.

      11.10 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      11.11 Headings. The table of contents, lists of exhibits and schedules, headings, and subheadings contained in this Agreement are included for purpose of convenience of reference only and shall have no effect upon the construction or interpretation of any of the provisions of this Agreement.

      11.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      IN WITNESS WHEREOF, the Shareholders have executed this Agreement and the Sellers and the Buyer have caused this Agreement to be executed below by their respective officers or managers, as the case may be, duly authorized, all on the date first above written.


                                   The Buyer:

                                   OAK MOUNTAIN ENERGY, L.L.C.


                                   By: /s/ John J. Faltis
                                      --------------------------------
                                             Its Manager


                                   The Sellers:


                                   OAK MOUNTAIN ENERGY CORPORATION


                                   By: /s/ Jimmie R. Ryan
                                      ------------------------------------
                                             Its President

                                   BOONE RESOURCES, INC.


                                   By: /s/ Jimmie R. Ryan
                                      ------------------------------------
                                             Its President


                                   KODIAK COAL, INC.


                                   By: /s/ Jimmie R. Ryan
                                      ------------------------------------
                                             Its President


                                   CAHABA COAL ENGINEERING AND LAND
                                      SURVEYING, INC.


                                   By: /s/ Jimmie R. Ryan
                                      ------------------------------------
                                             Its President


                                   COAL HANDLING AND PROCESSING, INC.


                                   By: /s/ Jimmie R. Ryan
                                      ------------------------------------
                                             Its President


                                   MOUNTAINEER MANAGEMENT, INC.


                                   By: /s/ Jimmie R. Ryan
                                      ------------------------------------
                                             Its President

                                   The Shareholders:


                                   /s/ Jimmie R. Ryan
                                   ------------------------------------
                                      Jimmie R. Ryan


                                   /s/ Duane Stranahan, Jr.
                                   ------------------------------------
                                      Duane Stranahan, Jr.